Exhibit 2.1

________________________________________________________________

SHARE PURCHASE AGREEMENT

dated as of

August 3, 2025

by and between

XOMA ROYALTY CORPORATION

And

LAVA THERAPEUTICS N.V.

___________________________________________________________________

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(continued)

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(continued)

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(continued)

Page

Annexes

Annex I — Offer Conditions

Exhibits

Exhibit A — Form of Downstream Merger Deed

Exhibits B-1 and B-2 — Form of Downstream Merger Proposal and Notes

Exhibit C — Form of CVR Agreement

Exhibit D — Form of Tender and Support Agreement

Schedules

Schedule I — Closing Net Cash

Schedule 1.01 — Prepaid Expenses, Receivables and Deposits

-iv-

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of August 3, 2025, by and between XOMA Royalty Corporation, a Nevada corporation (“Buyer”), and LAVA Therapeutics N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, having its corporate seat (statutaire zetel) in Utrecht, The Netherlands, registered with the Dutch trade register under number 65335740 (the “Company”).

W I T N E S S E T H:

WHEREAS, Buyer desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has unanimously (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the shareholders of the Company and to recommend that the Company’s shareholders vote in favor of approval and adoption of the resolutions set forth in Section 2.04(a);

WHEREAS, the board of directors of Buyer has unanimously determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Buyer and has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition) and all of the issued and outstanding ordinary shares, par value €0.12 per share, in the capital of the Company (collectively, the “Shares”), for (i) an amount in cash equal to $1.16 per Share (the “Base Price Per Share”), plus (ii)  an additional amount of cash of up to $0.08 per Share (such amount as finally determined in accordance with Section 2.01(j) – (n), the “Additional Price Per Share,” and together with the Base Price Per Share, the “Cash Amount”), plus (iii) one contingent value right per Share (a “CVR”), which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (together with the Cash Amount, the “Offer Consideration”), in each case without interest and net of applicable withholding Tax pursuant to Section 2.09;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Buyer, the Rights Agent and the representative thereunder will enter into the CVR Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to Buyer’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers are executing and delivering tender and support agreements to the Buyer substantially in the form attached hereto as Exhibit D (the “Tender and Support Agreements”) pursuant to which those shareholders, among other matters, agree with the Company to tender all Shares beneficially owned by them or their controlled Affiliates to Buyer in the Offer, in each case on the terms and subject to the conditions set forth in the Tender and Support Agreements; and

WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

Section 1.01           Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“401(k) Termination Date” shall have the meaning set forth in Section 6.02(a).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.02(b)(i).

“Acceptance Time” shall have the meaning set forth in Section 2.01(b).

“Action” means any litigation, action, claim, counterclaim, complaint, investigation, suit, hearing, arbitration, mediation, interference, cancellation, opposition, audit, re-examination or other proceeding (public, civil, criminal, administrative, investigative or private) by or before, or otherwise involving, any Governmental Authority, or any appeal therefrom.

“Additional Price Per Share” shall have the meaning set forth in the Recitals.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.02(d)(i).

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such first-mentioned Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.02(d).

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group of Persons (or the shareholders of any Person) other than Buyer and its Subsidiaries and Affiliates (such Person or group (or such shareholders), a “Company Third Party”) relating to, or that could reasonably be expected to lead to: (i) a transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than twenty percent (20%) of the outstanding Shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; (iii) any disposition of assets representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; or (iv) any combination of the foregoing, other than any such inquiry, proposal or offer relating to a Permitted Disposition.

“Anti-Takeover Measure” shall have the meaning set forth in Section 3.23.

“Antitrust Investigation” shall have the meaning set forth in Section 7.01(c).

“Antitrust Laws” means any applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Base Price Per Share” shall have the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands, or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Directors” shall have the meaning set forth in Section 2.05(a)(i).

“Buyer Material Adverse Effect” means any fact, change, event, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, prevents Buyer from consummating the transactions set forth in this Agreement or in the CVR Agreement on or before the Closing Date and the Expiration Date (as defined in the CVR Agreement), respectively.

“Buyer SEC Documents” means all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished with the SEC by Buyer with the SEC on or prior to the date of this Agreement since January 1, 2024.

“Buyer Transaction Expenses” means any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents, and other advisors, in each case as incurred by Buyer in connection with the Transactions and in an amount up to $500,000.

“Cancellation” means the cancellation (intrekking) of all New Topco A Shares issued and outstanding at the Cancellation Effective Time, subject to (i) the Loan having been made, and cash under such Loan having been made available by Buyer to, or at the sole direction of, New Topco, and (ii) such number of CVRs having been made available by Buyer to, or at the sole direction of, New Topco as necessary for New Topco to deliver to each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) one CVR for each New Topco A Share then held by such Minority Shareholder, pursuant to which cancellation each such New Topco A Share is cancelled against (i) repayment in cash of the nominal value of each such New Topco A Share (being $0.01), (ii) a distribution in cash on each such New Topco A Share amounting to the Cash Amount minus the nominal value of each such New Topco A Share (being $0.01) and (iii) a distribution in kind consisting of one CVR for each such New Topco A Share, such that each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) shall receive cash and CVRs equal to the Offer Consideration multiplied by the number of New Topco A Shares then held by such Minority Shareholder (without interest and net of applicable withholding Tax pursuant to Section 2.09).

“Cancellation Effective Time” means 00:30 CET on the Merger Effective Date.

“Cash Amount” shall have the meaning set forth in the Recitals.

“CET” means Central European Time (or Central European Summer Time, if the Downstream Merger Deed is executed on a date when daylight savings time is in effect in The Netherlands) on the Merger Effective Date.

“Chosen Courts” shall have the meaning set forth in Section 9.07.

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Closing Net Cash” means, without duplication, (i) the sum of the Company’s cash and cash equivalents and marketable securities as of the Closing, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements included in its most recent annual report on Form 10-K, plus (ii) the prepaid expenses, receivables and deposits of the Company set forth on Schedule 1.01, minus (iii) sum of the Company’s consolidated short-term and long-term contractual obligations and liabilities (including the Company Legacy Liabilities) accrued or incurred by or on behalf of the Company as of the Closing but excluding, for the avoidance of doubt, any of the foregoing that have been assumed by an acquirer in connection with any Permitted Disposition, minus (iv) the Company Transaction Expenses, minus (v) the Estimated Costs Post-Merger Effective Date, but excluding, for the avoidance of doubt, any of the foregoing that have been assumed by an acquirer in connection with any Permitted Disposition, each in a manner consistent with Schedule I hereto, which is attached for illustrative purposes only.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2024, and the notes thereto set forth in the Form 10-K of the Company filed with the SEC on March 28, 2025.

“Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic providing compensation or other benefits to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates, or under which the Company or any of its ERISA Affiliates has or could reasonably be expected to have any liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, employment, independent contractor, collective bargaining, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, in each case other than any such plan or agreement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which the Company or any of its Subsidiaries does not contribute more than the minimum amounts required by applicable Law.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any Intellectual Property or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.11(a).

“Company Equity Awards” means the Company Options.

“Company Equity Plans” means the Company’s 2021 Long-Term Incentive Plan and the Company’s 2021 Employee Stock Purchase Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.23.

“Company Group” means the Company and its Subsidiaries.

“Company Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing;

“Company Legacy Liabilities” means, with respect to the Company or its Subsidiaries, and without duplication (including without duplication of any amounts included in Company Transaction Expenses) (i) all obligations for borrowed money, or with respect to unearned advances of any kind to the Company or its Subsidiaries, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under any short-term or long-term contracts, including any installment sale contracts, (iv) all guarantees and arrangements having the economic effect of a guarantee of the Company or its Subsidiaries of any indebtedness of any other Person, (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback, or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction, (vii) any Unpaid Taxes, including any U.S. federal, state or franchise Taxes, (viii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, (ix) any accrued and unused vacation, paid time off or similar leave, and any accrued and unpaid severance obligations, or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Closing, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto and (x) all obligations or undertakings to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Company Letter” means the letter, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Buyer concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate materially adversely affects (i) the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, that, subject to the next occurring proviso in this definition, no Effect relating to or arising from any of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect pursuant to subsection (i) of this definition: (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which the Company or any of its Subsidiaries conduct business, or conditions in the global economy in general; (B) changes in any financial, debt, credit, capital, banking or securities markets or conditions; (C) changes in interest, currency or exchange rates or in the price of any commodity, security or market index; (D) changes in applicable Law (or the enforcement or interpretation thereof) first introduced or first becoming effective after the date of this Agreement, tariffs issued by any Governmental Authority after the date of this Agreement, changes after the date of this Agreement in IFRS, GAAP or other applicable accounting standards (or the interpretation thereof), and changes after the date of this Agreement in stock exchange rules or listing standards (or the enforcement or interpretation thereof); (E) general conditions in the industries in which the Company or its Subsidiaries operate; (F) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); (G) the continuation, occurrence, escalation, outbreak or worsening of any civil unrest, protests and public demonstrations, cyberattacks, hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (H) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, landlords, suppliers, distributors or partners (including the termination, suspension or modification of any such relationships), provided, that the exception in this clause (H) shall not apply for purposes of the representations and warranties in Section 3.04; (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (J) any action expressly required to be taken pursuant to this Agreement, or any action taken at the express written direction of Buyer; (K)  any Permitted Disposition; or (L) any item or matter to the extent specifically disclosed in the Company Letter; provided, further, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), if such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the same industry or industries and market or markets in which the Company and its Subsidiaries operate, then, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 3.21.

“Company Option” means an option to acquire Shares granted by the Company pursuant to any Company Equity Plan.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, of the Company and its Subsidiaries, as amended and in effect on the date of this Agreement.

“Company Outstanding Shares” means the total number of Shares, including all Shares underlying each Company Option that is (x) outstanding as of immediately prior to the Closing and (y) has a per Share exercise price that is less than the Cash Amount, that are issued and outstanding as of immediately prior to the Acceptance Time, and assuming the exercise of all such options outstanding as of the Acceptance Time. No Company Option to be cancelled without the payment of consideration in accordance with Section 2.03(a) shall be included in the total number of Shares outstanding for purposes of determining the Company Outstanding Shares.

“Company Recommendation” shall have the meaning set forth in Section 3.03.

“Company SEC Documents” shall have the meaning set forth in Section 3.08(a).

“Company Securities” shall have the meaning set forth in Section 3.06(b).

“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.07(b).

“Company Termination Compensation” means an amount in cash equal to $750,000.

“Company Third Party” shall have the meaning set forth in the definition of “Alternative Acquisition Proposal.”

“Company Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company and the Company’s Subsidiaries (including any such fees or expenses that the Company or any of the Company’s Subsidiaries or, in the case of (ii) and (iii) below, Buyer is legally obligated to pay or reimburse) at or prior to the Closing in connection with the transactions contemplated by this Agreement and the CVR Agreement, including (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents, and other advisors; (ii) 50% of the fees paid to the SEC in connection with filing the Offer Documents and the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) 50% of any fees and expenses in connection with the printing, mailing and distribution of the Offer Documents and the Schedule 14D-9 and any amendments and supplements thereto; (iv) any fees, expenses and premiums incurred in connection with any “tail” prepaid directors’ and officers’ liability insurance policy or policies (including as contemplated by Section 6.01); (v) any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans as in effect on the date of this Agreement), bonus, severance, change-in-control payments, or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement and the CVR Agreement, including the employer portion of any payroll Taxes associated therewith; and (vi) any Tax costs (including withholding Tax costs) of repatriating any cash and cash equivalents to the Company following the Closing.

“Compensation Committee” means the compensation committee established by the Company Board.

“Confidentiality Agreement” means the confidentiality agreement entered into among the Parties and dated June 2, 2025.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties or assets is bound.

“CVR” shall have the meaning set forth in the Recitals.

“CVR Agreement” shall have the meaning set forth in Section 2.11.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Discharge Resolutions” shall have the meaning set forth in Section 2.04(a)(iii).

“Downstream Merger” means the Dutch statutory merger of the Company (as disappearing company) with and into New Topco (as acquiring company), with New Topco issuing New Topco A Shares to the Minority Shareholders and New Topco B Shares to Buyer, in accordance with Sections 2:309 et seq. of the DCC.

“Downstream Merger Deed” means the deed of merger to effect the Downstream Merger in accordance with the terms of the Downstream Merger Proposal and Notes, substantially in the form set out in Exhibit A, with such changes as may be agreed by Buyer and the Company.

“Downstream Merger Proposal and Notes” means the (i) the merger proposal between the Company and New Topco relating to the Downstream Merger and (ii) the explanatory notes to such merger proposal, substantially in the forms set out in Exhibit B-1 and Exhibit B-2 respectively, with such changes as may be agreed by Buyer and the Company.

“DWHT Request” shall have the meaning set forth in Section 7.07(a).

“DWTA” means the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965).

“Effect” shall have the meaning set forth in the definition of “Buyer Material Adverse Effect”.

“EGM” shall have the meaning set forth in Section 2.04(a).

“EGM Materials” shall have the meaning set forth in Section 2.04(b).

“End Date” shall have the meaning set forth in Section 8.01(b)(i).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with any Party or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Estimated Costs Post-Merger Effective Date” means all out-of-pocket costs and expenses that the Company (or, following the Merger Effective Date, New Topco) or any of its Subsidiaries would incur after Closing, including costs associated with (i) the Wind-Down Process, including with respect to the completion or wind-down of any manufacturing, management, or clinical activities engaged in by the Company and its Subsidiaries as of the Closing, (ii) any remaining lease-related obligations (including rent, common area maintenance, property Taxes, insurance, utilities, janitorial services and other administrative fees) pursuant to any lease of the Company and its Subsidiaries in effect as of the Closing, (iii) any Contract, and (iv) any existing or anticipated legal proceedings.

“Excluded Transactions” means (i) the CVR Agreement, (ii) the Tender and Support Agreements and (iii) the transactions which require the affirmative vote of the Independent Directors pursuant to Section 2.05(g).

“Expiration Time” shall have the meaning set forth in Section 2.01(d).

“GAAP” means any set of locally generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation and any European Union member states’ laws and regulations implementing it, including the Dutch GDPR Implementation Act (Uitvoeringswet Algemene verordening gegevensbescherming).

“Governance Resolutions” shall have the meaning set forth in Section 2.04(a)(iv).

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, and all applicable regulations promulgated pursuant thereto.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards being the body of pronouncements as issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee.

“Indemnification Agreements” shall have the meaning set forth in Section 6.01(a).

“Indemnified Person” shall have the meaning set forth in Section 6.01(a).

“Independent Director” shall have the meaning set forth in Section 2.05(a)(ii).

“Initial Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means an event, development or change in circumstances occurring or arising after the date of this Agreement and prior to the Expiration Time that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, that has not arisen as a result of any actions taken by the Company in breach of this Agreement, which causes the Company Board to determine in good faith (after consultation with outside legal counsel and financial advisor) that the failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands; provided, that in no event shall any of the following constitute an Intervening Event: (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, including the Shares, or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (2) unless excluded by any of clauses (1), (3) or (4)), (3) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer) or (4) changes in (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which the Company or any of its Subsidiaries conduct business, or conditions in the global economy in general, (B) any financial, debt, credit, capital, banking or securities markets or conditions, or (C) interest, currency or exchange rates or in the price of any commodity, security or market index, provided that, with respect to this subclause (4), if such adverse change disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the same industry or industries and market or markets in which the Company and its Subsidiaries operate, then, only such incremental disproportionate impact or impacts shall be taken into account in determining whether this constitutes an Intervening Event.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Letter, after reasonably inquire of their respective direct reports.

“Law” means any applicable and binding federal, state, local, municipal, supranational, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the Nasdaq) and any Orders.

“Legal Restraints” shall have the meaning set forth in paragraph (B) of Annex I.

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements (written or oral) pursuant to which the Company or its Subsidiaries holds any Company Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiaries thereunder;

“Lien” means any mortgage, lien, pledge, security interest, hypothecation, claim, deed of trust, option, right of first offer or refusal, license, sublicense, restriction on transfer, charge, title defect, encroachment or other survey defect, easement or other encumbrance in respect of any asset.

“Loan” the loan to be granted by Buyer to New Topco for a principal amount in cash, available to or at the sole direction of New Topco, out of immediately available funds, equal to the product of (A) the number of New Topco A Shares that will be issued and outstanding immediately prior to the Cancellation Effective Time and (B) the Cash Amount.

“Merger Effective Date” means the date on which the Downstream Merger becomes effective, being the day after the date that the Downstream Merger Deed is executed (in each case determined by reference to CET). For the avoidance of doubt, the Downstream Merger shall be effective at the Merger Effective Time (i.e., 00:00 CET on the Merger Effective Date).

“Merger Effective Time” means 00:00 CET on the Merger Effective Date.

“Minimum Condition” shall have the meaning set forth in paragraph (A) of Annex I.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period or, following the Merger Effective Time, holders of New Topco A Shares, as applicable, in each case excluding Buyer.

“Nasdaq” means the NASDAQ Global Select Market.

“New Topco” means LAVA Therapeutics New Topco B.V. (or any other name as selected by the Company), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to be incorporated following the date of this Agreement under the Laws of The Netherlands as a direct wholly owned Subsidiary of the Company.

“New Topco A Shares” means class A shares in the capital of New Topco.

“New Topco B Shares” means class B shares in the capital of New Topco.

“Non-US Company Benefit Plans” shall have the meaning set forth in Section 3.18.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 2.01(a).

“Offer Conditions” shall have the meaning set forth in Section 2.01(a).

“Offer Consideration” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.01(h).

“Order” means any order, executive order, ruling, stipulation, decision, judgment, writ, injunction, decree, award, quasi-judicial decision or award, or other determination, whether temporary, preliminary, or permanent, of or by any Governmental Authority (or under the authority of Nasdaq).

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, IRS Notice 2020-65, any amendments to any of the foregoing, and any other similar, analogous future, or additional federal, state, local or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parties” means Buyer and the Company.

“Permitted Liens” means any of the following: (i) statutory Liens for Taxes and governmental assessments, charges or levies, either not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with IFRS, (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar statutory Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with IFRS, (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect or interfere with in any material respect the current use, or impair in any material respect the value, of the applicable Company Leased Real Property, (iv) zoning and building Laws and codes and other similar land use restrictions imposed by any Governmental Authority having jurisdiction over any Company Leased Real Property, provided such restrictions do not prohibit any of the current improvements on any Company Leased Real Property or impair the value in any material respect, or interfere with the occupancy or use for the purposes for which it is used as of the date hereof or proposed to be used in connection with the Company’s or any Subsidiary’s business, of any Company Leased Real Property, (v) Liens not created by the Company or any Subsidiary imposed on the underlying fee interest in Company Leased Real Property and for which the Company or any Subsidiary has non-disturbance protection from the holder of such Lien, (vi) statutory or common Law Liens to secure landlords, lessors or renters under leases or rental agreements for amounts not yet due and payable, (vii) Liens reflected in the Company Balance Sheet, and (viii) Liens, including any netting or set-off, as a result of a fiscal unity for Tax purposes or other Tax grouping regime solely between the Company and its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, unincorporated association, estate, trust or other entity or organization, including a Governmental Authority or any department or agency thereof.

“Post-Offer Reorganization” shall have the meaning set forth in Section 2.07(a).

“Post-Offer Reorganization Resolutions” shall have the meaning set forth in Section 2.04(a)(ii).

“Post-Offer Reorganization Threshold” shall have the meaning set forth in Section 2.04(a)(ii).

“Pre-Closing Period” shall have the meaning set forth in Section 5.01.

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Cancellation Effective Time.

“Proxy Clearance Date” shall have the meaning set forth in Section 2.04(b).

“Proxy Statement” shall have the meaning set forth in Section 2.04(b).

“Proxy Waiting Period Expiration Date” shall have the meaning set forth in Section 2.04(b).

“Representatives” means, with respect to any Person, the directors, managers, officers, attorneys, employees, consultants, accountants, legal counsel, investment bankers or other advisors (including financial advisors), agents and other representatives of such Person and its Affiliates.

“Required Approvals” shall have the meaning set forth in Section 7.01(a).

“Rights Agent” shall have the meaning set forth in Section 2.11.

“Schedule 14D-9” shall have the meaning set forth in Section 2.01(b).

“Schedule TO” shall have the meaning set forth in Section 2.01(h).

“SEC” means the United States Securities and Exchange Commission.

“Shares” shall have the meaning set forth in the Recitals.

“Signing Transactions” means the Transactions, excluding the Excluded Transactions.

“Straddle Period” has the meaning set forth in Section 7.07(c).

“Subsequent Closing Date” has the meaning set forth in Section 2.01(f).

“Subsequent EGM” has the meaning set forth in Section 2.04(e).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.01(f).

“Subsidiary” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held, directly or indirectly, by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a written Alternative Acquisition Proposal that did not result from a breach of Section 5.02 and that the Company Board has determined in good faith (after consultation with outside legal counsel and financial advisor), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal (and taking into account any amendment or modification to this Agreement proposed by Buyer): (i) is, on balance, more favorable to the Company and the sustainable success of its business, taking into account the interests of its shareholders and other stakeholders, than the Transactions; and (ii) is reasonably likely to be consummated; provided, that for purposes of this definition of “Superior Proposal”, the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” or “Taxes” means any federal, state, provincial, local or non-U.S. taxes, duties (including customs duties) and similar governmental charges, assessments, levies, imposts, or withholdings, including net or gross income, estimated, gross receipts, license, payroll, employment, unemployment, social security, disability, excise, severance, stamp, environmental, franchise, profits, excess profits, minimum, alternative minimum, base erosion and anti-abuse, diverted profits, top-up minimum, capital gains, occupation, real property, personal property, intangible property, sales, use, transfer, registration, value added, good and services, gross margin, and other taxes, escheat or unclaimed property obligation and customs duties, together with any and all penalties, interest and additions relating thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with or supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment or supplement to any of the foregoing.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates.

“Transaction Litigation” shall have the meaning set forth in Section 7.06.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Unpaid Taxes” means an amount equal to all accrued but unpaid Tax liabilities of the Company for any Pre-Closing Tax Period (which shall not be less than zero with respect to any Tax in any jurisdiction), determined (i) in accordance with Section 7.07(c), (ii) on a jurisdiction-by-jurisdiction basis, and (iii) taking into account any losses, refunds (or credits in lieu thereof) or any other tax attributes actually used to offset such Tax liabilities (other than losses, refunds, credits or tax attributes generated after the Closing Date).

“Withholding Agent” shall have the meaning set forth in Section 2.09.

“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act by the Party undertaking such act or failing to act, as applicable, with knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

“Wind-Down Process” means the process related to the winding down of the operations of the Company and its Subsidiaries engaged in prior to the Closing, in a manner consistent with any applicable Contract terms, applicable Laws, applicable clinical standards and applicable ethical practices and, subject to the foregoing, conducted in a commercially reasonable manner reasonably designed to minimize costs and expenses incurred by the Company and its Subsidiaries.

Section 1.02           Other Definitional and Interpretative Provisions Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Exhibits or Annexes of this Agreement; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) the word “or” shall be disjunctive but not exclusive; (i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (j) except for purposes of the Company Letter, references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereof) in accordance with the terms thereof, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Letter, that such amendment, supplement or other modification has been made available to the other Party and is also listed on the appropriate section of the Company Letter; (k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties; (l) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; (m) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement,” (n) the phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if,” and (o) the word “will” shall be construed to have the same meaning as the word “shall.” All Exhibits and Schedules annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Article 2

THE OFFER

Section 2.01           The Offer.

(a)            Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been validly terminated pursuant to Article 8, Buyer shall commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer for the Offer Consideration as promptly as reasonably practicable after the date of this Agreement but in no event later than the tenth (10th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent such waiver is not prohibited under this Agreement or by applicable Law) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b)            In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited under this Agreement or by applicable Law) of the Offer Conditions, Buyer shall, at or promptly following the Expiration Time (but in any event within three (3) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, promptly following the Expiration Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of cash funds and CVRs to the depositary for the Offer) the Offer Consideration for all Shares validly tendered and not validly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.01(b) shall be paid (via the depositary for the Offer) to the seller of such Share in cash and CVRs, without interest and net of applicable withholding Tax pursuant to Section 2.09, on the terms and subject to the conditions of this Agreement.

(c)            Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer (to the extent such waiver or change, as applicable, is not prohibited by applicable Law); provided, that, without the prior written consent of the Company, Buyer shall not:

(i)            waive or change the Minimum Condition (except to the extent permitted under paragraph (A) of Annex I);

(ii)           decrease the Cash Amount below the Base Price Per Share or the number of CVRs comprised in the Offer Consideration;

(iii)          change the terms of the CVR in a manner adverse to the holders thereof (except as expressly permitted by Section 2.11)

(iv)          change the form of consideration to be paid in the Offer (provided that the determination of the final Cash Amount pursuant to Section 2.01(j) through (n) above the Base Price Per Share shall not constitute such a change);

(v)          decrease the maximum number of Shares sought to be purchased in the Offer;

(vi)         extend or otherwise change the Expiration Time, except as otherwise expressly provided in this Agreement; or

(vii)        impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d)            The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) the  twentieth (20th) Business Day (calculated in accordance with Rule 14d-1(g) (3) under the 1934 Act) following the commencement of the Offer and (ii) the third (3rd) Business Day following the date of the EGM (inclusive) (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)            Subject to Article 8, Buyer may or shall, as applicable, extend the Offer from time to time as follows:

(i)            Buyer shall extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq, in any such case, which is applicable to the Offer;

(ii)            if, at the then-scheduled Expiration Time, (A) any of the Offer Conditions has not either been satisfied or waived (to the extent such waiver is not prohibited under this Agreement or by applicable Law), (B) Section 2.01(m) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(n) has not been finalized, or (C) the Company shall have consummated a Permitted Disposition subsequent to its most recent delivery of the Closing Cash Schedule thereby necessitating the delivery of an updated Closing Cash Schedule pursuant to Section 2.01(j) (which updated Closing Cash Schedule shall supersede any Closing Cash Schedule previously delivered), then Buyer shall extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days (five (5) Business Days being sufficient, subject to applicable Law) each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph (B) or paragraph (H) of Annex I is not reasonably likely to be satisfied within such extension period, then Buyer may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided, further, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as may be extended pursuant to Section 8.01(b)(i)) and (y) if all of the Offer Conditions have been satisfied or waived (to the extent such waiver is not prohibited under this Agreement or by applicable Law) other than the Minimum Condition, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days (five (5) Business Days being sufficient, subject to applicable Law) each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company); or

(iii)          Buyer may extend the Offer to such other date and time as may be mutually agreed by Buyer and the Company in writing.

(f)            Following the Acceptance Time, Buyer shall (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of five (5) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act). Buyer shall within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) following the Subsequent Offering Period accept for payment and promptly pay for all Shares validly tendered during the Subsequent Offering Period. The date on which Shares tendered during the Subsequent Offering Period are accepted for payment and paid for as contemplated by the preceding sentence shall be referred to herein as the “Subsequent Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.01(f) shall be paid (via the depositary for the Offer) to the seller of such Share in cash and CVRs, without interest and net of applicable withholding Tax pursuant to Section 2.09, on the terms and subject to the conditions of this Agreement.

(g)            The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.01(e)) unless this Agreement is validly terminated pursuant to Section 8.01. If this Agreement is validly terminated pursuant to Section 8.01, Buyer shall promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Buyer prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall promptly return, and shall cause any depositary acting for or on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article 8.

(h)            No later than the Offer Commencement Date, Buyer shall (A) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related form of the letter of transmittal and other appropriate ancillary documents, in each case, in respect of the Offer (such Schedule TO and the documents included or incorporated by reference therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”); (B) deliver a copy of the Schedule TO to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the 1934 Act; (C) give notice of the information required by Rule 14d-3 promulgated under the 1934 Act, and provide a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the 1934 Act and the procedures established by Nasdaq; and (D) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable United States federal securities Laws and any other applicable Law.

(i)            The Company shall promptly furnish to Buyer all information concerning the Company required by the 1933 Act, the 1934 Act and any other applicable Law, or as reasonably requested by Buyer, to be set forth or incorporated by reference in any of the Offer Documents. Buyer and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents in order to satisfy applicable Law. Each of Buyer and the Company agrees to correct promptly any information provided by it for inclusion or incorporation by reference in any of the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect, and to correct any material omissions therefrom. Buyer shall use reasonable best efforts to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by applicable Law, or by the SEC, its staff or Nasdaq. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents, each time before any such Offer Document is filed with the SEC or disseminated to holders of Shares, as applicable, and Buyer shall consider in good faith including in each such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Buyer or its counsel may receive from time to time from the SEC, its staff or other Governmental Authorities with respect to the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Buyer to those comments and to provide comments on that response (and Buyer shall consider in good faith including all comments reasonably proposed by the Company and its counsel), including by participating with Buyer or its counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. If Buyer receives any comments from the SEC or its staff or other Governmental Authorities with respect to any of the Offer Documents, Buyer shall use reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of the Company with respect to such response.

(j)            Except as otherwise contemplated in this Section 2.01, on the tenth (10th) Business Day before each then scheduled Expiration Time, the Company shall deliver to Buyer a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Closing Net Cash (the “Closing Cash Calculation”) as of immediately prior to the Closing (the “Cash Determination Time”) based on such scheduled Expiration Time. The Company shall make available to Buyer, as reasonably requested by Buyer, the work papers and back-up materials used or any other relevant information useful in preparing the Closing Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Cash Schedule. If reasonably requested by Buyer, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by the Company in order to permit Buyer to review the Closing Cash Calculation. The Closing Cash Calculation shall include the Company’s determination, as of the Cash Determination Time, of the Cash Amount and each component thereof.

(k)            Buyer shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m., Eastern Time, on the fifth (5th) calendar day following Buyer’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(l)            If, on or prior to the Response Time, Buyer notifies the Company in writing that it has no objections to the Closing Cash Calculation or if Buyer fails to deliver a Dispute Notice as provided in Section 2.01(k) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(m)            If Buyer delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Buyer shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(n)            If Representatives of the Company and Buyer are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(m) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the Company and Buyer may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall promptly be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Buyer’s accountants mutually selected by the Company and Buyer (the “Accounting Firm”). The Company and Buyer shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing

Cash Schedule and the Dispute Notice, and the Company and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Buyer shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Buyer. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Buyer, shall be final and binding on the Company and Buyer and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. The fees and expenses of the Accounting Firm shall be allocated between the Company and Buyer in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and the Company’s portion of such fees and expenses shall be included in the calculation of Transaction Expenses.

(o)            The Cash Amount shall equal the quotient derived by dividing (A) (1) the Closing Net Cash (as finally determined in accordance with Section 2.01(j) – (n)), minus (2) any Buyer Transaction Expenses, minus (3) $185,000, by (B) the Company Outstanding Shares. The Additional Price Per Share shall equal the Cash Amount as determined pursuant to the immediately preceding sentence, minus the Base Price Per Share.

Section 2.02           Company Action.

(a)            The Company hereby approves and consents to the Offer and the other Signing Transactions, subject to the terms and conditions hereof. The Company shall promptly (and in any event no event later than the third (3rd) Business Day following the Offer Commencement Date) furnish or cause to be furnished to Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case, as of the most recent practicable date, and shall provide to Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. If the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Buyer and (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article 2, Buyer shall not have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Buyer, its Affiliates and their respective Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and (ii) if this Agreement is terminated, Buyer shall return or destroy, or cause to be returned or destroyed, all copies and any extracts or summaries from such information then in their possession.

(b)            On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.02(d), shall reflect the Company Recommendation. Buyer shall promptly furnish to the Company all information concerning Buyer or any of its Affiliates required by the 1934 Act and any other applicable Law, or as reasonably requested by the Company, to be set forth or incorporated by reference in the Schedule 14D-9. The Schedule 14D-9 shall also describe the material terms of the fairness opinion delivered by the Company Financial Advisor. Each of the Company and Buyer agrees to correct promptly any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case to the extent required by applicable Law, or by the SEC, its staff or Nasdaq. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before the Schedule 14D-9 is filed with the SEC or disseminated to holders of Shares, as applicable, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Buyer and its counsel. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, the Company shall provide Buyer and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC, its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Buyer and its counsel), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, if the Company receives any comments from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9, the Company shall use reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of Buyer with respect to such response. The consultation rights of Buyer under this Section 2.02(b) shall terminate with respect to any matter reflecting the Company Recommendation at such time as the Company Board makes an Adverse Recommendation Change in accordance with this Agreement.

Section 2.03           Equity Awards.

(a)            Company Options. At the Closing, each Company Option that is outstanding as of immediately prior to the Closing shall become fully vested and, if the per Share exercise price of such Company Option is less than the Cash Amount, then such Company Option shall be settled in cash and CVRs (without interest and net of applicable withholding Tax and other applicable deductions) equal to (i) with respect to the Cash Amount, (x) the excess of such Cash Amount over the per Share exercise price of such Company Option multiplied by (y) the total number of Shares underlying such Company Option and (ii) (x) the CVRs comprised in the Offer Consideration multiplied by (y) the total number of Shares underlying such Company Option. Any other Company Option shall be cancelled at the Closing.

(b)            Prior to the Closing, the Company Board (or, if appropriate, any committee thereof administering any Company Equity Plan) shall adopt such resolutions, provide such notices and take such other actions as may be required to give effect to this Section 2.03.

(c)            As soon as practicable following the Closing (but in no event later than five (5) Business Days following the Closing), the Company shall pay through its payroll systems all amounts payable pursuant to this Section 2.03 to the former holders of Company Options, without interest and net of applicable withholding Tax and other applicable deductions; provided, that, to the extent any such amounts relate to a Company Option that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time permitted under the terms of the applicable agreement or Company Equity Plan governing such Company Option that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.04           Extraordinary General Meeting.

(a)            The Company shall hold an extraordinary general meeting (the “EGM”) as promptly as practicable, but in any event by the later of (i) forty (40) days after the Proxy Clearance Date or the Proxy Waiting Period Expiration Date (as applicable) and (ii) ten (10) days after the one (1) month has expired after the filing and announcement of the Downstream Merger Proposal and Notes as contemplated by Section 2.04(f), to:

(i)            provide information regarding the Offer;

(ii)           adopt resolutions to, subject to (A) the Acceptance Time having occurred and the Subsequent Offering Period having expired and (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Shares owned by Buyer or any of its Affiliates, representing at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time, or, if Buyer has amended the Minimum Condition pursuant to paragraph (A) of Annex I, then at least seventy-five percent (75%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Post-Offer Reorganization Threshold”), (1) enter into the Downstream Merger as contemplated by and in accordance with the terms of the Downstream Merger Proposal and Notes and (2) approve, to the extent required under applicable Law and the Company Organizational Documents, also within the meaning of Section 2:107a of the DCC, the Downstream Merger and the Cancellation (the “Post-Offer Reorganization Resolutions”);

(iii)          adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable Law (the “Discharge Resolutions”);

(iv)          adopt one or more resolutions effective upon the Closing (A) to appoint the Buyer Directors to replace the resigning members of the Company Board as contemplated by Section 2.05 and (B) if and to the extent that any member of the Company Board (excluding the Independent Directors) has not irrevocably tendered his or her resignation therefrom (effective as of or prior to Closing) in accordance with Section 2.05 prior to the convocation of the EGM, dismissing each such member of the Company Board as of the Closing (the “Governance Resolutions”); and

(v)           conduct such other business as may properly come before the meeting.

(b)           As promptly as practicable after the date of this Agreement (but, with respect to the Proxy Statement, in no event more than fifteen (15) Business Days following the date of this Agreement), the Company shall (1) prepare and file with the SEC a preliminary proxy statement to be sent to the Company’s shareholders in connection with the EGM (the “Proxy Statement”) and any other required materials for convening the EGM and (2) prepare a convening notice for the EGM in a form as required by the Laws of The Netherlands and in a manner consistent with the Proxy Statement (together with the Proxy Statement and with any amendments or supplements thereto and any other documents required for convening the EGM, the “EGM Materials”) in each case relating to the matters set forth in Section 2.04(a). Subject to Section 5.02(e), the Company shall include the Company Recommendation in the Proxy Statement and any other EGM Materials that are required to include the Company Recommendation under applicable Law. Buyer shall promptly furnish to the Company all information concerning Buyer or any of its Affiliates required by applicable Law, or as reasonably requested by the Company, to be set forth or incorporated by reference in the EGM Materials. Buyer agrees to correct promptly any information provided by it for inclusion or incorporation by reference in the EGM Materials if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the relevant EGM Materials, as so corrected, to be filed with the SEC and disseminated to the holders of Shares, in each case to the extent required by applicable Law, or by the SEC, its staff or Nasdaq. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, Buyer and its counsel shall be given a reasonable opportunity to review and comment on the EGM Materials each time before they are filed with the SEC or disseminated to the holders of Shares, as applicable, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Buyer and its counsel. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, the Company shall provide Buyer and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC, its staff or other Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Buyer and its counsel), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. Except in connection with an Alternative Acquisition Proposal or an Adverse Recommendation Change, if the Company receives any comments from the SEC or its staff or other Governmental Authorities with respect to the EGM Materials, the Company shall use reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of Buyer with respect to such response. The consultation rights of Buyer under this Section 2.04(b) shall terminate with respect to any matter reflecting the Company Recommendation at such time as the Company Board makes an Adverse Recommendation Change in accordance with this Agreement. The Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders as promptly as practicable following the expiration date of the ten (10) day waiting period contemplated by Rule 14a-6(a) (the “Proxy Waiting Period Expiration Date”), unless the SEC requests additional time to assess the Proxy Statement or the SEC notifies the Company that it intends to comment on the Proxy Statement, in which case mailing of the Proxy Statement to the Company’s shareholders shall occur as promptly as practicable following the date on which the SEC confirms that it has no comments (or no further comments) on the Proxy Statement (the “Proxy Clearance Date”).

(c)            The Company shall consult with Buyer regarding the date of the EGM (and, if applicable, any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not adjourn, postpone or cancel the EGM (or any Subsequent EGM) without the prior written consent of Buyer; provided, that the Company may, following reasonable consultation with Buyer, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (or the relevant Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in Section 2.04(a) if (i) there are holders of an insufficient number of Shares present or represented by a proxy at the EGM (or the relevant Subsequent EGM) to constitute a quorum thereat or (ii) the Company Board, after consultation with outside counsel and Buyer, reasonably determines such additional time is necessary to obtain approval of the Post-Offer Reorganization Resolutions and the Governance Resolutions. In the event the EGM (or any Subsequent EGM) is adjourned, postponed or canceled pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM (or the relevant Subsequent EGM, as applicable) on a date scheduled by the Company and reasonably acceptable to Buyer but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur).

(d)            The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. The approval of the matters set forth in Section 2.04(a)(i)-(iv) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

(e)            Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional resolutions should be adopted by the Company’s general meeting in order to approve or effect the Transactions (including if the Post-Offer Reorganization Resolutions or the Governance Resolutions have not been adopted at the EGM), then the Company shall, following consultation with Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place on a date scheduled by the Company and reasonably acceptable to Buyer (but prior to the date on which the Expiration Time shall occur), at which the relevant additional resolutions (including the Post-Offer Reorganization Resolutions or the Governance Resolutions, as applicable) shall be proposed as voting items on the agenda of such Subsequent EGM; provided that, for the avoidance of doubt, nothing in this Agreement shall (i) require the Company or the Company Board to call and give notice of any Subsequent EGM and (ii) require the Company or the Company Board to hold any Subsequent EGM (once called and duly convened), in either case if, prior to such moment, this Agreement has been terminated pursuant to Section 8.01.

(f)            At least one (1) month prior to the EGM, the Company shall cause the filing and announcement of the Downstream Merger Proposal and Notes in accordance with the Laws of The Netherlands, together with such related materials and other related documents as may be required by applicable Law. As soon as reasonably practicable after the commencement of the Offer, the Company shall deliver a draft of the deed of incorporation of New Topco (which shall, inter alia, include the appointment of the members of the management board of New Topco), to Buyer for its reasonable review and approval (not to be unreasonably withheld, conditioned or delayed).

(g)           Subject to Section 5.02(e), the Company shall use reasonable best efforts to secure the approval of the matters set forth in Section 2.04(a) at the EGM (or any Subsequent EGM).

Section 2.05           Directors.

(a)           The Parties shall use reasonable best efforts to ensure that the Company Board will, as of the Closing, be comprised of the following individuals:

(i)            five (5) members of the Company Board, two (2) of whom are to serve as executive directors on the Company Board and three (3) of whom are to serve as non-executive directors on the Company Board, who shall be designated in writing by Buyer, in its sole discretion (the “Buyer Directors”), as soon as reasonably practicable following the Offer Commencement Date and in any event prior to filing the Proxy Statement with the SEC; and

(ii)            two (2) members of the Company Board who shall be designated in writing by the Company, in its sole discretion, if and to the extent they shall agree to continue to serve on the Company Board after the Closing, as soon as reasonably practicable following the Offer Commencement Date and in any event prior to filing the Proxy Statement with the SEC, who shall be independent from Buyer and who shall qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code; provided that, if and to the extent that the current non-executive directors of the Company have indicated to the Company in writing that they do not agree to serve on the Company Board after the Closing, Buyer shall designate replacement directors who shall at all times be independent from Buyer and who shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, as promptly as reasonably practicable and in any event prior to filing the Proxy Statement with the SEC (the directors so designated, together with any replacement(s) designated pursuant to Section 2.05(d), the “Independent Directors”).

(b)           The Company shall use reasonable best efforts to procure that the Company Board members, except for (x) the Buyer Directors and (y) the Independent Directors, shall resign their position as members of the Company Board with effect from the Closing, and the Company shall take such other actions as may be necessary to ensure that each such member of the Company Board ceases to be a member of the Company Board no later than the Closing. The Company may agree with each such resigning member of the Company Board that he or she, notwithstanding his or her resignation, shall (i) not lose, as a consequence of such resignation, his or her entitlement to any severance pay or other compensation that would have been payable to such member of the Company Board if his or her position as member of the Company Board had been terminated by, or at the initiative of, the Company and (ii) not, as a consequence of such resignation, be designated as a “bad leaver” under any applicable Company Equity Plan.

(c)           The Company shall use reasonable best efforts to procure that the Independent Directors shall resign their position as members of the Company Board with effect from the Merger Effective Time, and the Company shall take such other actions as may be necessary to ensure that each such Independent Director ceases to be a member of the Company Board no later than the Merger Effective Time.

(d)            If, at any time after the Closing and prior to the Merger Effective Time, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, ceases to be independent from Buyer or no longer qualifies as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, Buyer shall procure that such Independent Director shall be replaced by a new director who is independent from Buyer and qualifies as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code.

(e)            Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as is required by applicable Law in connection with the appointment of those individuals the Company Board, and Buyer shall be solely responsible for any such information.

(f)            In addition to the discharge pursuant to the Discharge Resolutions, Buyer shall (i) at the first annual or extraordinary general meeting of the Company (or, after the Merger Effective Time, at the first annual or extraordinary general meeting of New Topco or any of its legal successors) held after the Closing, cause all members of the Company Board resigning with effect from the Closing to be fully and finally discharged for their acts of management or supervision, as applicable, to the fullest extent permitted by applicable Law and (ii) at the first annual or extraordinary general meeting of New Topco held after the Merger Effective Time, cause the Independent Directors to be fully and finally discharged for their acts of supervision to the fullest extent permitted by applicable Law.

(g)            Notwithstanding any other required vote or resolution, a resolution of the Company Board adopted with the affirmative vote of the Independent Directors shall be required for approving or effecting:

(i)            any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders are being offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht) or (B) the Post-Offer Reorganization; and

(ii)            any action of the Company that would result in unequal treatment of Minority Shareholders relative to Buyer and its Affiliates that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including the Post-Offer Reorganization.

Section 2.06            Further Actions. If requested by the other Party, the Company or Buyer, as applicable, shall take the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Post-Offer Reorganization:

(a)            in the case of the Company, (i) the convening of the necessary general meetings of the Company (including the EGM and any Subsequent EGM referenced in, and to the extent required by, Section 2.04) and meetings of the Company Board or any committee thereof and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04, in each case as set forth in Section 2.04, subject to Section 2.07; and

(b)            in the case of Buyer and the Company, subject to Section 2.07, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate the Post-Offer Reorganization and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07            Post-Offer Reorganization.

(a)            Subject to (i) the adoption of the Post-Offer Reorganization Resolutions at the EGM or any Subsequent EGM and (ii) the Post-Offer Reorganization Threshold having been achieved, then, as promptly as practicable following the expiration of the Subsequent Offering Period, the Parties shall, as applicable, effectuate, a corporate reorganization of the Company and its Subsidiaries in accordance with this Section 2.07, consisting of the Downstream Merger, the Loan and the Cancellation (collectively, the “Post-Offer Reorganization”), in that order, provided that each action that forms part of such Post-Offer Reorganization is permitted under applicable Law (including Sections 2:316(4) and 2:318(1) of the DCC), in the manner set out below and in the order set out below:

(i)            prior to the execution of the Downstream Merger Deed, the Company shall in its capacity as sole shareholder of New Topco, resolve to effectuate the Cancellation;

(ii)           the Company and New Topco shall execute the Downstream Merger Deed no later than 23:59 CET on the Subsequent Closing Date, which shall automatically effect the Downstream Merger on the Merger Effective Date in accordance with the provisions set forth in the Downstream Merger Proposal and Notes;

(iii)          prior to the Cancellation Effective Time, Buyer shall (A) make the Loan to New Topco and (B) make available to or at the sole direction of New Topco such number of CVRs as necessary for New Topco to deliver to each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) the applicable number of CVRs for each New Topco A Share then held by such Minority Shareholder;

(iv)          prior to the Cancellation Effective Time, Parties shall cause the management board of New Topco to approve the Cancellation in accordance with Section 2:208 paragraph 6 of the DCC in conjunction with Section 2:216 paragraph 2 of the DCC, provided that the management board of New Topco at such time neither knows nor reasonably foresees that, following the Cancellation, New Topco cannot continue to pay its due and payable debts; and

(v)           at the Cancellation Effective Time, subject to the condition that is part of the definition of “Cancellation” having been satisfied, the Cancellation shall become effective.

(b)            The rights attached to each of the New Topco A Shares and the rights attached to each of the New Topco B Shares (in each case, as will be included in the articles of association of New Topco) shall be identical; provided that, for the avoidance of doubt, New Topco may effectuate the Cancellation without a contemporaneous cancellation of the New Topco B Shares.

(c)            All documentation required to effectuate the Post-Offer Reorganization shall be subject to the approval of Buyer, not to be unreasonably withheld, conditioned or delayed, and the Company shall provide Buyer and its counsel a reasonable opportunity to review and comment on such documentation and consider in good faith including in such documentation (and any amendments thereto) all comments reasonably proposed by Buyer and its counsel.

(d)            Notwithstanding anything to the contrary contained in this Section 2.07, the Post-Offer Reorganization, if consummated, shall result in each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) receiving upon completion of the Post-Offer Reorganization for each New Topco A Share then held by such Minority Shareholder cash and CVRs equal to the Offer Consideration multiplied by the number of New Topco A Shares then held by such Minority Shareholder, without interest and net of applicable withholding Tax pursuant to Section 2.09.

(e)            The Company shall cause, and shall cause New Topco to cause, promptly after the execution of the Downstream Merger Deed, each member of the management board of New Topco to resign as of acceptance of their resignation by the general meeting of New Topco after the Cancellation Effective Time. Buyer shall, promptly after the Cancellation Effective Time, in its capacity as sole shareholder of New Topco, resolve to (1) accept the resignation of any member of the management board of New Topco who has tendered his or her resignation prior to the Cancellation Effective Time, (2) dismiss such members of the management board of New Topco who have not tendered their resignation prior to the Cancellation Effective Time, (3) grant full and final discharge to all members of the management board of New Topco for their acts of management up to and including the Cancellation Effective Time to the fullest extent permitted under applicable Law, and (4) appoint such individuals as members of the management board of New Topco as have been designated by Buyer at such time.

(f)            Notwithstanding anything to the contrary in this Agreement, the Company shall procure and cause that, at all times prior to the Merger Effective Time, New Topco (i) shall not hold any assets, (ii) shall not incur any liabilities, (iii) shall not have any employees, (iv) shall not conduct any activities or business, and (v) shall not issue any equity securities other than a single New Topco A Share issuable upon the incorporation of New Topco.

Section 2.08            Adjustments. Without limiting the other provisions of this Agreement, if, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts due pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change and provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided, that, in any case, nothing in this Section 2.09 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09           Withholding. Each party to this Agreement, any paying agent or custodian of holders of Shares or New Topco A Shares, and any of their respective Affiliates or agents (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable under the Offer, the Transactions (including, for the avoidance of doubt, the Cancellation), or this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law (including, for the avoidance of doubt, the DWTA). Amounts so deducted and withheld shall be promptly paid over to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No Withholding Agent shall be required to pay any additional amount to any Person in respect of which any amount was deducted or withheld, or otherwise reimburse the relevant Person for any amounts deducted or withheld, in accordance with this Section 2.09.

Section 2.10            Transfer Taxes. Except as expressly provided in this Agreement, all real, tangible, or intangible property and other transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions or this Agreement shall be borne by the Company.

Section 2.11            Contingent Value Right. At or prior to the Closing, Buyer will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Buyer and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially in the form attached hereto as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the representative thereunder (provided that such revisions are not, individually or in the aggregate, adverse to any holder of CVRs). Buyer and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in any Company SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (b) set forth in the Company Letter, to the extent that the relevance thereof would be readily apparent on the face of such disclosure without any reference to extrinsic documentation or any independent knowledge of the reader regarding the matter disclosed that such disclosure is applicable to such section of the Company Letter, the Company represents and warrants to Buyer as follows:

Section 3.01            Corporate Existence and Power. The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is (where applicable) in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer true, complete and correct copies of the Company Organizational Documents and the Company and its Subsidiaries are not in violation of any provisions of the Company Organizational Documents, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries (a) is currently or is reasonably expected to become subject to any form of insolvency, bankruptcy, suspension of payments, dissolution, agreement with creditors or any other form of loss of free management or forced disposal or liquidation of property in any jurisdiction or (b) has at any time since December 31, 2024 been, is currently or is expected to become, a party to a legal merger (juridische fusie) or demerger (splitsing), in each case other than in connection with the Post-Offer Reorganization.

Section 3.02           Corporate Authorization.

(a)            The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer and the Post-Offer Reorganization, as applicable, are, subject to the adoption of (i) the resolutions described in Section 2.04(a)(i)-(iv) at the EGM (or any Subsequent EGM), (ii) resolutions of the general meeting of New Topco to effect the Downstream Merger and (iii) resolutions of the general meeting and management board of New Topco to effect and approve, respectively, the Cancellation, within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Subsidiaries and no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the adoption of (i) the resolutions described in Section 2.04(a)(i)-(iv) at the EGM (or any Subsequent EGM), (ii) resolutions of the general meeting of New Topco to effect the Downstream Merger and (iii) resolutions of the general meeting of New Topco to effect the Cancellation, no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. Assuming due authorization, execution and delivery hereof by Buyer, this Agreement constitutes a valid and binding agreement of the Company, subject to the Enforceability Exceptions.

(b)            At meetings duly called and held, the Company Board has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions, are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the shareholders of the Company and to recommend that the Company’s shareholders vote in favor of approval and adoption of the resolutions set forth in Section 2.04(a) (such recommendation, the “Company Recommendation”).

Section 3.03            Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Signing Transactions, other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of the Schedule 14D-9 with the SEC and any amendments or supplements thereto, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, including applicable state securities, takeover and “blue sky” laws, (d) compliance with the rules and regulations of Nasdaq, and (e) any other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04            Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Signing Transactions do not and will not (a) contravene, conflict with or result in any violation of any provision of the Company Organizational Documents in any material respect, (b) assuming compliance with the matters referred to in Section 3.04, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or the loss of a benefit or right under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of any rights that the counterparty would not otherwise have or any liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Contract, (c) result in the revocation, invalidation or termination of any permit of the Company (d) assuming compliance with the matters referred to in Section 3.04, violate or conflict with (i) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries, or any of their respective properties or assets, may be bound or (ii) any rule or regulation of Nasdaq applicable to the Company other than, in the case of clauses (b), (c) and (d) above, any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05           Capitalization.

(a)            The authorized share capital of the Company consists of 90,000,000 Shares. As of the close of business on July 29, 2025, (A) 26,305,295 Shares were issued and outstanding, (B) 0 Shares were held in treasury by the Company, and (C) 7,712,499 Shares were subject to issuance pursuant to outstanding Company Options. Since such date through the date of this Agreement, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, the Company, other than Shares issued pursuant to any exercise of Company Options outstanding as of such date in accordance with their terms.

(b)            All issued and outstanding Shares and all Shares that are subject to issuance, upon issuance prior to the Closing in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable (meaning that the holder of a Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Share), (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of all Liens (other than Permitted Liens) and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the 1933 Act and other applicable securities Laws and restrictions set forth in the Tender and Support Agreements.

(c)            Except as set forth in Section 3.05(c) of the Company Letter, there are no issued or obligations to issue (i) shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company, or other obligations of the Company to issue, any shares in the share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable for shares in the share capital or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, or stock unit awards, stock appreciation rights, performance units or similar securities, phantom stock rights, profits interests or other rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or voting securities of or ownership interests in the Company, in each case issued by the Company or its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Company Securities, or give any Person a right to subscribe for or acquire any Company Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Securities. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares. There is no shareholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

(d)            Section 3.05(d) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct anonymized list of each outstanding Company Equity Award, including (i) the country location of the holder of such Company Equity Award and whether the holder is (or was) an employee or non-employee service provider; (ii) the type of award; (iii) the number of Shares underlying each Company Equity Award; (iv) the date on which the Company Equity Award was granted; (v) the exercise price of each Company Equity Award, if applicable; (vi) the expiration date of each Company Equity Award, if applicable; and (vii) a description of the vesting and, if applicable, exercisability terms applicable to such Company Equity Award (including any applicable acceleration provisions). Each grant of Company Equity Awards was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law, including with respect to Section 409A of the Code, and recorded on the consolidated financial statements of the Company in accordance with IFRS consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. Each Company Equity Award is in compliance in all material respects with all applicable Law and the terms of such Company Equity Award. The treatment of the Company Equity Awards under this Agreement does not violate the terms of the Company Equity Awards or applicable Law. No Company Option has an exercise price that has been or may be less than the fair market value of the Shares as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Section 409A of the Code.

(e)            All dividends and other distributions (including dividend equivalents) on any Company Securities that have been declared or authorized for payment prior to the date of this Agreement have been paid in full (net of applicable withholding Tax).

Section 3.06           Subsidiaries.

(a)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (where such concept is recognized under applicable Law) would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 3.06(a) of the Company Letter and the Company Subsidiary Securities issued and outstanding and Company Subsidiary Securities held by the Company.

(b)            Except as set forth in Section 3.06(b) of the Company Letter, all of the outstanding shares in the share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable (meaning that the holder of a share or other security shall not by reason of merely being such a holder be subject to assessment or calls by the relevant Subsidiary of the Company or its creditors for further payment on such share or security) and free of preemptive rights and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). Except for securities owned by the Company or one of its Subsidiaries, there are no issued, reserved for issuance or outstanding or contractual obligations to issue (i) shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares in the share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, or stock units, stock appreciation rights, performance units or similar securities, phantom stock units, profits interests, or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Subsidiary Securities, or give any Person a right to subscribe for or acquire any Company Subsidiary Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

Section 3.07            SEC Filings; Undisclosed Liabilities.

(a)            The Company has timely filed or furnished, as applicable, with the SEC all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date of this Agreement by it with the SEC since December 31, 2022 (collectively, the “Company SEC Documents”).

(b)            As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing or furnishing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Documents (i) complied as to form in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, applicable to such Company SEC Documents and in effect at such time and (ii) was prepared in all material respects in accordance with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and other applicable Law, each as in effect at such time.

(c)            As of their respective filing or furnishing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Documents contained, and each Company SEC Document filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, provided that no representation or warranty is made by the Company hereunder as to statements made or incorporated by reference in the Company Disclosure Documents that were supplied by or on behalf of Buyer, its Affiliates or their respective Representatives.

(d)            As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review.

(e)            No Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.08            Financial Statements.

(a)            Since December 31, 2022, the consolidated financial statements (not including the Dutch statutory accounts) of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i)            as of their respective filing or furnishing dates with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(ii)           were prepared in accordance with IFRS or US GAAP, as the case may be, applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii)          fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes, none of which either individually or in the aggregate are material) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(b)           Since December 31, 2022, there has been no change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with IFRS or US GAAP, as the case may be, except as described in the notes thereto.

(c)            Since December 31, 2022, neither the Company nor any third-party auditor of the Company has received any written complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(d)            The books and records of the Company Group have been, and are being, maintained in all material respects in accordance with IFRS or US GAAP, as the case may be. The books and records of the Company’s Subsidiaries have been, and are being, maintained in all material respects in accordance with the GAAP requirements as they apply to each Subsidiary.

(e)            Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor its Subsidiaries have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company is a party (other than to the extent arising from a breach thereof by the Company), and (iii) liabilities or obligations incurred in connection with the Transactions or the Wind-Down Process. As of the date of this Agreement, neither the Company nor its Subsidiaries have taken any actions that (i) have resulted or would reasonably be expected to result in any obligations or liabilities of the Company or its Subsidiaries after the Merger Effective Date, except to the extent that such obligations or liabilities are reflected in the calculation of Closing Net Cash or expressly contemplated by this Agreement or (ii) were intended to manipulate any element of the calculation of Closing Net Cash in a manner adverse to Buyer.

Section 3.09           Internal Controls.

(a)            The Company has implemented, and at all times since December 31, 2022, has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS or US GAAP, as the case may be, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS or US GAAP, as the case may be, and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that would have or would reasonably be expected to have a material effect on the Company’s financial statements.

(b)            The Company has (i) implemented and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) sufficient to ensure that material information relating to the Company and its consolidated Subsidiaries is or was, as applicable, made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s third-party auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c)            The Company has made available to Buyer true, complete and correct copies of any such disclosure contemplated as of the date of this Agreement by clauses (A) and (B) in Section 3.10(b) made by management to the Company’s independent auditors and to the audit committee of the Company Board since December 31, 2022.

Section 3.10            Disclosure Documents.

(a)            Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders, in each case, in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and other applicable Law governing the preparation, distribution and dissemination of such documents.

(b)            The information with respect to the Company or any of its Subsidiaries that the Company supplies to Buyer for use in the Offer Documents, at the time of the filing of the Schedule TO, or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.11 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Offer Documents based upon information supplied by Buyer, its Affiliates or their respective Representatives specifically for use or incorporation by reference therein.

Section 3.11           Absence of Certain Changes.

(a)            From the date of the Company Balance Sheet until the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            From the date of the Company Balance Sheet until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects.

Section 3.12           Compliance with Laws; Regulatory Matters.

(a)            The Company and its Subsidiaries are and, during the past three years, have been in compliance in all material respects with all Laws applicable to them, except for violations that have been cured or are no longer being asserted. None of the Company and its Subsidiaries or any of their executive officers have received during the past three years, any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that the Company or its Subsidiaries are not in compliance in any material respect with any Law applicable to it, other than such notice, order, complaint or other communication that has been resolved or cured.

(b)            Neither the Company nor its Subsidiaries have, in the last three years, received any Form FDA-483, notice of adverse findings, warning letters, written notice of violations, untitled letters, notice of FDA action for import detentions or refusals, or any other written correspondence from the FDA or other Governmental Authority alleging (i) material noncompliance with any healthcare Laws, or (ii) threatening or announcing the revocation or suspension of any permit of the Company or its Subsidiaries.

(c)            Except as would not have or reasonably be expected to have a Company Material Adverse Effect, all preclinical and clinical studies sponsored or conducted by the Company or its Subsidiaries, or, to the knowledge of the Company for studies conducted on its behalf, have been in material compliance with all applicable Laws and regulations, including those relating to Good Clinical Practices and applicable research protocols. Neither the Company nor its Subsidiaries have received any written notices or other correspondence from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA with respect to any preclinical or clinical studies requiring the termination, suspension or material modification of such studies.

(d)            To the extent permissible under applicable Laws, the Company has provided or made available true, correct and complete copies of the following materials in the possession of the Company or its Subsidiaries as of the date hereof: (i) INDs; (ii) all material correspondence submitted to or received from the FDA and any other similar health regulatory Governmental Authority, and all other material documents concerning such correspondence, in each case, held by the Company or its Subsidiaries concerning any Company Product; and (iii) all material nonclinical, clinical and other data contained in or relied upon in any of the foregoing.

(e)            Neither the Company nor its Subsidiaries have, in the past three years (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Company nor its Subsidiaries are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. During the past three years, neither the Company nor its Subsidiaries and, to the Company’s knowledge, no officers, employees, agents or clinical investigators of Company or its Subsidiaries have been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or (B) exclusion under 42 U.S.C. Section 1320a-7.

(f)            The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable healthcare Laws, including, to the extent applicable (i)  federal, state and local healthcare fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) HIPAA; and (iii) Laws which are cause for exclusion from any federal health care program. To the Company’s knowledge, neither the Company nor any Subsidiary is subject to any enforcement, regulatory or administrative proceedings relating to or arising under the FDCA, the Anti-Kickback Statute, or other applicable healthcare Laws, and no such enforcement, regulatory or administrative proceeding has been threatened.

Section 3.13           Litigation. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no Action pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries or any property or assets of the Company or any of its Subsidiaries, or any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacity as such), before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of the Company or any of its Subsidiaries is the subject of an inquiry or investigation by any Governmental Authority, and (d) there are no internal investigations or internal inquiries that, since December 31, 2022, have been conducted by or at the direction of the Company Board (or any committee thereof) and no Actions pending or, to the knowledge of the Company, threatened in writing, in each case concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.14           Properties.

(a)            Neither the Company nor any of its Subsidiaries own any real property.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is legal, valid, binding, enforceable against the Company or its applicable Subsidiary party thereto and, to the knowledge of the Company, each other third party thereto, in each case subject to the Enforceability Exceptions, and in full force and effect, (ii) neither the Company nor its Subsidiaries (as a party to such Lease) nor, to the knowledge of the Company, any other third party to such Lease, is in material breach or default under such Lease and (iii) each of the Company and its Subsidiaries have a valid leasehold interest in each Lease to which it is a party, free and clear of all Liens, except for Permitted Liens

Section 3.15           Intellectual Property; Privacy and Data Protection.

(a)            To the Company’s knowledge, neither the Company nor its Subsidiaries nor the operation of the Company’s business has infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person in any material respect. No action, suit, proceeding, or claim is pending or, to the knowledge of the Company, threatened alleging that the Company, its Subsidiaries, or the operation of the Company’s business infringes, misappropriates, or otherwise violates any Intellectual Property of any third Person, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)           To the Company’s knowledge, the Company has not experienced any material unauthorized access to or other material breach of security with respect to the information technology systems owned, operated, or controlled by the Company. The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable data privacy and information security Laws, including, to the extent applicable, the GDPR.

Section 3.16           Taxes.

(a)            The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects. The Company and its Subsidiaries have timely paid all Taxes as due and payable (whether or not shown on any Tax Return).

(b)            The unpaid Taxes of the Company and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Company Balance Sheet do not exceed in any material respect the accruals and reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet. Since the date of the Company Balance Sheet, neither the Company nor or any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(c)            (i) No deficiency for any material Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries (A) is pending or in progress or (B) has been proposed or threatened in writing, or to the knowledge of the Company, contemplated.

(d)            Schedule 3.16(d) lists the Tax classification of each of the Company and its Subsidiaries since its formation for U.S. federal (and applicable state, local and non-U.S.) Tax purposes.

(e)            The Company is not (i) a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. No claim has been made in writing by any Governmental Authority, nor, to the Company’s knowledge, are any such claims pending or threatening to occur, in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (except for Permitted Liens described in (i) and (ix) in the definition of Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)             Each of the Company and its Subsidiaries has complied in all material respects relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions) and all applicable Laws relating to transfer pricing rules and regulations, including all documentation requirements.

(g)            No material Tax audits or administrative or judicial Tax proceedings are pending or being conducted or, to the Company’s knowledge, threatening to occur with respect to the Company or any of its Subsidiaries.

(h)           There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any material Tax or file any material Tax Return and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force, other than, in either case, as a result of a customarily granted extension of time to file Tax Returns in the ordinary course of business. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that will remain in force after the Closing Date with respect to any Tax matter.

(i)            The Company and each of its Subsidiaries is not and has never been resident for Tax purposes in any jurisdiction other than the country of its respective formation, and do not have, and have never had any permanent establishment or other taxable presence in any jurisdiction other than the country of its formation.

(j)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes or any agreement that does relate to Taxes but is entered into between members of the Company Group only in connection with the existence of a fiscal unity or other grouping for Tax purposes). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group consisting of members of the Company Group only) or (ii) has liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(k)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code, (v) the application of Sections 702, 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) or any “gain recognition agreement” pursuant to Section 367 of the Code; (vii) the application of any Pandemic Response Law; or (viii) prepaid amount, advance payment or deferred revenue received or accrued outside the ordinary course of business on or prior to the Closing Date.

(l)             Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the three years prior to the date of this Agreement.

(m)           Neither the Company nor any of its Subsidiaries have been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law) for a taxable period for which the applicable statute of limitations remains open.

(n)           Neither the Company nor any of its Subsidiaries have been, or will be, a U.S. real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           Neither the Company nor any of its Subsidiaries (i) have received or sought any benefit or relief with respect to Taxes pursuant to a Pandemic Response Law or (ii) is subject to a Tax holiday, or Tax incentive or grant (or any or similar or analogous arrangement with any Governmental Authority) in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.

(p)           Notwithstanding any other provision in this Agreement, no representation or warranty is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset in any taxable period ending after the Closing Date.

Section 3.17           Employee Benefit Plans.

(a)            Section 3.17 of the Company Letter sets forth, as of the date of this Agreement, a list of the material Company Benefit Plans and separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees outside the United States (each, a “Non-US Company Benefit Plan”). The Company has either delivered or made available to Buyer with respect to each material Company Benefit Plan accurate and complete copies of the following, as relevant: (i) all material plan documents and all material amendments thereto; (ii) the most recent annual actuarial valuation and the most recent Form 5500; (iii) the most recent summary plan description and any material modifications thereto; and (iv) the nondiscrimination tests required to be performed under the Code for the most recent plan year. In addition, except as set forth in Section 5.01 of the Company Letter, no party, including current or former employees and/or otherwise engaged persons, is entitled to any other bonuses and/or other form of separation, severance or transaction payments, in any form whatsoever, and no such payments are or will be owed to any such party that are not provided for under their current employment agreements or separation agreements, or any Company Benefit Plan that has been made available to Buyer in the data room. All amounts that are or will be due employees and former employees have been or will be paid in full on or before their due dates and prior to the Closing Date, except as would cause a violation of Section 409A of the Code.

(b)            Neither the Company nor any ERISA Affiliate of the Company has during the past six years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each as defined in Section 4001 of ERISA).

(c)            Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Benefit Plans is now and has been operated in compliance with its terms and all applicable Laws, including ERISA and the Code.

(d)            Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local Law) and under the defined contribution pension scheme administered with Aegon within the Company (the “Dutch Pension Scheme”), neither any Company nor any Company Benefit Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan.

(e)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Non-US Company Benefit Plans comply with applicable local Law, and (ii) all such plans that are required to be funded or book-reserved or secured by an insurance policy are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(f)            Except as contemplated by Section 2.03 and Section 3.17(a), the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former Company employee or other service provider to any cash payment, or (ii) accelerate the time of payment or vesting, or materially increase the amount of, compensation or benefits due to any such Person.

Section 3.18           Employee and Labor Matters.

(a)            To the knowledge of the Company, the Company and its Subsidiaries are and since December 31, 2022 have been in material compliance with all applicable Laws pertaining to employment and employment practices, including wages, hours, compensation, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. There are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other individual service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws.

(b)            the Company was not, and has never been, obliged to apply any collective labour agreement and/or to offer any employees participation in any mandatory industry-wide pension fund, and trade union, industry-wide pension fund or any other party has ever claimed that a collective labour agreement is applicable to the Company and/or that there was an obligation for the employees to participate in any mandatory industry-wide pension fund.

(c)            No amendments have been made to the Dutch Pension Scheme or any previous pension scheme that was in place within any the Company without the explicit prior and deliberate consent of the relevant works council or trade unions, and/or the relevant individual (former) employees and/or their respective spouses or dependents (in each case to the extent applicable) and without such party being sufficiently and timely informed regarding the nature of these amendments and the consequences thereof and being compensated insofar such amendments were to their detriment.

(d)            There: (i) have never been any, and there are no, back service and/or funding obligations for the Company under the Dutch Pension Scheme and/or any previous pension scheme that was in place and that there are no, and there have never been any, arrangements with pension providers to bear any costs in relation to increased pension premiums or premium deficits, and (ii) has never been a defined benefit pension scheme in place within the Company, (iii) has never been any amendment or termination to any indexation clause in either the Dutch Pension Scheme or any previous pension scheme in place.

(e)            All contributions and other amounts due under the Dutch Pension Scheme and/or any previous pension scheme have always been paid in full and in due time or are adequately provided for in the relevant accounts in accordance with local Law.

Section 3.19           Environmental Matters. Except as would not have or reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are and since December 31, 2022 have been, in compliance with all applicable Environmental Laws, which compliance has included applying for, obtaining, maintaining and complying with all material Permits required under such applicable Environmental Laws for the operation of their respective businesses; (b) as of the date of this Agreement, neither the Company nor its Subsidiary is subject to any Action or Order or to the Company’s knowledge, has received any written notice regarding any actual or alleged material violation of or liability (contingent or otherwise) under any Environmental Law; and (c) to the knowledge of the Company, there has been no release or disposal of, contamination by, or exposure of any Person to any substance, material or waste so as to give rise to any material liability for the Company or its Subsidiary under any Environmental Law.

Section 3.20           Material Contracts.

(a)            Section 3.20 of the Company Letter lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plan) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)            Each Company Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)           each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iii)          each Company Contract to which (A) the Company or its Subsidiaries have continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or its Subsidiaries, in each case, that could result in payments in excess of $100,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business; (B) the Company or its Subsidiaries grant to or receive from any third party any license to, or covenant not to sue or other right with respect to, any material Intellectual Property (other than non-exclusive licenses entered in the ordinary course of business); or (C) the Company or its Subsidiaries have performance obligations relating to any research, development and/or collaboration programs or pre-clinical and/or clinical trials and studies;

(iv)          each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(v)           each Company Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or its Subsidiaries lease or sublease any material real property;

(vi)          each Company Contract with any Governmental Authority;

(vii)         each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Options); each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries; or

(viii)        any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such Company Contract of more than $50,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)            The Company has delivered or made available to the Buyer accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 3.20 of the Company Letter, there are no Company Material Contracts that are not in written form. As of the date of this Agreement, none of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company or its business or operations. As to the Company and its Subsidiaries, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.21           Financial Advisor Fees. Except for Leerink Partners LLC (the “Company Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary in connection with the Transactions or who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 3.22           Opinion of Company Financial Advisor. The Company Financial Advisor has delivered to the Company Board its opinion to the effect that, as of the date of this Agreement, based upon and subject to the various limitations, assumptions, qualifications, factors and matters set forth therein, the Offer Consideration to be paid to the holders of Shares (except for Buyer and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, rescinded or modified. A true and complete copy of such opinion will be provided to Buyer by the Company solely for informational purposes promptly following execution of this Agreement.

Section 3.23           Anti-Takeover Measures. No anti-takeover measure (that would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions, nor will any Anti-Takeover Measure apply with respect to or as a result of execution of this Agreement or the consummation of the Transactions.

Section 3.24           Related Party Transactions. There have been no transactions or Contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliate (other than a Company Subsidiary) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC, which have not been so reported, in the past three (3) years.

Section 3.25           No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Buyer to the Company, and Buyer hereby disclaims any such representation or warranty, whether by or on behalf of Buyer, and notwithstanding the delivery or disclosure to the Company, its Affiliates or their respective Representatives, of any documentation or other information by Buyer, its Affiliates or any of their respective Representatives with respect to any one or more of the foregoing.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in any Buyer SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), the Buyer represents and warrants to Company as follows:

Section 4.01           Corporate Existence and Power. Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.02           Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions, including the Offer, are within Buyer’s corporate power and have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer or any of its Subsidiaries are necessary. Assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of Buyer, subject to the Enforceability Exceptions.

Section 4.03           Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of the Offer Documents with the SEC and any amendments or supplements thereto, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, including applicable state securities, takeover and “blue sky” laws, (d) compliance with the rules and regulations of Nasdaq, and (e) any other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not (a) contravene, conflict with or result in any violation of any provision of the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Buyer or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, pursuant to any provision of any Contract, (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law or Order applicable to Buyer or any of its Subsidiaries or by which Buyer or its Subsidiaries, or any of their respective properties or assets may be bound, with only such exceptions, in the case of each of clauses (b) and (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05           Disclosure Documents.

(a)            The information with respect to Buyer and any of its Affiliates that Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)            The Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other applicable Laws governing the preparation, publication, distribution or dissemination of such documents, at the time of such publication, filing or the filing of any amendment or supplement thereto, at the time of such publication, distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Buyer by the Company, its Affiliates or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.06           [Reserved].

Section 4.07           Sufficient Funds. Buyer has (or has available), and will have as of the Closing, the Subsequent Closing Date and Merger Effective Time sufficient cash available to pay all amounts to be paid by Buyer in connection with, the Transactions, this Agreement and the Post-Offer Reorganization, including Buyer’s costs and expenses and the aggregate Offer Consideration (including the aggregate Cash Amount), in each case on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash for such purpose. In no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

Section 4.08           Litigation. There is no Action pending against, or, to the knowledge of Buyer, threatened in writing against, Buyer or any of its Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.09           Ownership of Shares; Investment. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries beneficially own any Shares. Except as contemplated by this Agreement and the Tender and Support Agreements, there are no voting trusts or other agreements or understandings to which Buyer or any Person controlling or controlled by Buyer is a party, with respect to the voting of the Shares.

Section 4.10           Absence of Certain Agreements. Neither Buyer nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer, other than the Tender and Support Agreements.

Section 4.11           Brokers Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates in connection with the Transactions or who is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission from Buyer or any of its Affiliates in connection with the Transactions.

Section 4.12           No Other Representations and Warranties.

(a)            Except for the representations and warranties set forth in Article 3, Buyer acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Buyer (including any representation with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries), and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company and notwithstanding the delivery or disclosure to Buyer, its Affiliates or any of their respective Representatives, of any documentation or other information by the Company, its Affiliates or any of their respective Representatives with respect to any one or more of the foregoing.

Article 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01           Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), except to the extent (i) expressly required or expressly contemplated by this Agreement (including as pertains to or arises out of, or in connection with, any Permitted Disposition), (ii) set forth on Section 5.01 of the Company Letter, (iii) expressly required by applicable Law (including Tax Law) or IFRS or (iv) consented to in advance by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business and in a manner consistent with the Wind-Down Process and (B) use its commercially reasonable efforts to (I) preserve intact in all material respects its business organization and business relationships with Third Parties, including manufacturers, suppliers, vendors, distributors, Governmental Authorities, customers, licensors, licensees and other Third Parties with which it has business relationships and (II) keep available the services of its present officers and key employees. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as (A) expressly required or expressly contemplated by this Agreement, (B) set forth on Section 5.01 of the Company Letter, (C) expressly required by applicable Law (including Tax Law) or IFRS or (D) consented to in advance by Buyer in writing, the Company shall not, and shall cause its Subsidiaries not to:

(a)            (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 or materially limits or otherwise restricts the Company or its Affiliates, including, following the Closing, Buyer and its Affiliates (other than in the case of Buyer and its Affiliates, due to the operation of Buyer’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 or imposing material restrictions on its assets, operations or business;

(b)            (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of Shares in connection with the surrender of any Shares by holders of Company Options outstanding on the date of this Agreement, in the case of Company Options, in order to pay the exercise price of Company Options, (B) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Benefit Plans outstanding on the date of this Agreement, and (C) the acquisition by the Company of Company Options in connection with the forfeiture of such Company Equity Awards, in each case, in accordance with their terms;

(c)            issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any voting Company debt, or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Shares, other than issuances of Shares upon the exercise of Company Options in accordance with their terms;

(d)            amend the Company Organizational Documents or other comparable organizational documents (except for immaterial or ministerial amendments);

(e)            form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f)            except as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation, (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider;

(g)            make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h)            sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Buyer and in effect prior to the date of this Agreement or (iii) in accordance with the Wind-Down Process;

(i)            sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party, (i) any Trade Secret included in any Intellectual Property owned by the Company or (ii) other than in accordance with the Wind-Down Process, any Intellectual Property owned by the Company;

(j)            (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k)            make or agree to make any capital expenditures;

(l)            commence any Action or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to an Action (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment, discharge, settlement, compromise or satisfaction or $50,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 5.06 hereof);

(m)            (A) change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) settle or compromise any Tax audit or other proceeding relating to a material amount of Tax or enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) settle or compromise any material Tax liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (E) adopt or change any material method of Tax accounting, except as required by Law, (F) change any tax residency or (G) request any ruling from any Governmental Authority relating to Taxes, except as described in Section 7.07;

(n)            amend, cancel or terminate any insurance policy naming the Company or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage (except as contemplated by Section 6.01);

(o)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Post-Offer Reorganization or any part thereof);

(p)            except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.01, enter into, terminate or modify in any respect, or expressly release any rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(q)            renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries; or

(r)            authorize, commit or agree to take any of the foregoing actions.

Section 5.02           No Solicitation; Adverse Recommendation Change.

(a)            The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall, and shall cause its Subsidiaries to, instruct and use reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate (including by providing non-public information, cooperation or assistance or otherwise affording access to the business, properties, assets, books or records of the Company) any inquiries or making of any submission, announcement, proposal or offer that constitutes or could reasonably be expected to lead to, an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 5.02, enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Acquisition Proposal or (iii) authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct and use reasonable best efforts to cause each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall, subject to and in accordance with Section 5.02(b), be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an unsolicited written Alternative Acquisition Proposal to the Company Board on a confidential basis conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Buyer regarding any such Alternative Acquisition Proposal in accordance with the terms of this Section 5.02. The Company shall promptly (and in any event within two (2) Business Days of the date of this Agreement) (i) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and (ii) terminate, or cause to be terminated, access by each such Person referred to in subclause (i) and its Representatives to any physical or electronic data rooms of the Company. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 5.02.

(b)            Notwithstanding anything to the contrary contained in Section 5.02(a), prior to the Expiration Time, if the Company receives an unsolicited written Alternative Acquisition Proposal, the Company may take the following actions upon giving notice to Buyer (but only if (x) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands, (y) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisor, that such Alternative Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (z) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of Section 5.02(a)):

(i)            furnish non-public information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Acquisition Proposal (and its Representatives); provided, that (A) prior to furnishing any such non-public information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive to the Person or group as the terms contained in the Confidentiality Agreement are to Buyer, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”) and (B) prior to or contemporaneously with furnishing any such non-public information to such Person or group (or its Representatives), it furnishes such non-public information to Buyer to the extent Buyer has not previously been provided with such information; and

(ii)            engage in discussions or negotiations with such Person or group with respect to such Alternative Acquisition Proposal.

(c)            In addition to the obligations of the Company set forth in Section 5.02(a), (b), and (d), as promptly as practicable (and in any event within forty-eight (48) hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that could reasonably be expected to lead to any Alternative Acquisition Proposal, the Company shall provide Buyer with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry. Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (i) the Company (or its outside legal counsel) shall keep Buyer (or its outside legal counsel) informed on a reasonably current basis regarding the status and material terms (including any changes thereto) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry (and within twenty-four (24) hours after any changes to the material terms thereof) and (ii) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Buyer (or its outside legal counsel) with copies of all written materials, proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal (which may be redacted to the extent necessary to avoid disclosure of confidential information regarding the business or operations of the Person making such Alternative Acquisition Proposal, so long as such redaction does not extend to the identity of such Person or any material terms or conditions of such Alternative Acquisition Proposal).

(d)            Except as provided in Section 5.02(e), neither the Company Board nor any committee thereof shall, directly or indirectly:

(i)            (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Buyer, the Company Recommendation or fail to make, or include in the applicable Company Disclosure Documents, the Company Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the other Transactions; (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal; (C) make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal; (D) fail to publicly and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Company Recommendation, in either case within ten (10) Business Days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Buyer to do so (or, if earlier, by the third (3rd) Business Day prior to the then-scheduled Expiration Time, or the EGM or any Subsequent EGM, as applicable); or (E) publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii)            approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement as provided in Section 5.02(b)(i)) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”).

(e)            Notwithstanding anything to the contrary set forth in Section 5.02(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i) or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)            the Company shall have (A) provided to Buyer four (4) days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided the most current version of the Alternative Acquisition Agreement and all ancillary agreements related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new two (2) day period) and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, and the Company Board shall have determined, in good faith, after consultation with outside legal counsel and financial advisor, that the failure to effect an Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, would be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, to the extent requested in writing by Buyer, engaged in good faith negotiations (and instruct its Representatives involved in such negotiations to negotiate in good faith) with Buyer during such four (4) or two (2) day period, as applicable, to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(ii)            following the end of such four (4) or two (2) day period, as applicable, the Company Board shall have determined, in good faith, after consultation with outside legal counsel and financial advisor, that, taking into account any revised terms irrevocably proposed in writing by Buyer, such Superior Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(d)(i) would continue to be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands.

(f)            Notwithstanding anything to the contrary set forth in Section 5.02(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)            the Company shall have (A) provided to Buyer four (4) days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change and the Company Board shall have determined, in good faith, after consultation with outside legal counsel and financial advisor, that the failure to effect an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change, to the extent requested in writing by Buyer, engaged in good faith negotiations with Buyer during such four (4) day period to amend this Agreement in response to the Intervening Event in such a manner that the failure of the Company Board to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands; and

(ii)            no earlier than the end of the four (4) day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisor, that, in light of such Intervening Event and taking into account any revised terms proposed by Buyer, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the members of the Company Board under the Laws of The Netherlands (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Buyer as provided above; provided, that, with respect to each such material change, each reference in the preceding clauses (i) and (ii) to a “four (4) day” period shall be changed to refer to a “two (2) day” period).

(g)            Nothing contained in this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any disclosure to the Company’s shareholders that is required by applicable Law or if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with their duties under applicable Law; provided that any such disclosure shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation.

Section 5.03            Compensation Arrangements. Prior to the Closing, the Company (acting through the Company Board and the Compensation Committee) shall take all steps that may be required, necessary or advisable to cause (a) each “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act that has been or, after the date of this Agreement, shall be entered into by the Company or any of its Subsidiaries with any current or former Company Service Provider, (b) the treatment of the Company Equity Awards, in accordance with the terms set forth in this Agreement, and (c) the applicable terms of Section 6.01 and Section 6.02, in each case, to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) (2) promulgated under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the 1934 Act.

Section 5.04            Delisting; Deregistration. Prior to the Acceptance Time, the Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and the Shares from Nasdaq as promptly as practicable after the expiration of the Subsequent Offering Period and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.05            Anti-Takeover Measures. The Company and the Company Board (and any committee thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is or becomes applicable to the Transactions. If any Anti-Takeover Measure becomes applicable in such a manner that it would prevent, materially delay or impair any of the Transactions, the Company and the Company Board (and any committee thereof) shall grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act within their power and authority to eliminate such Anti-Takeover Measures in respect of such Transactions.

Section 5.06            Shareholder Litigation. During the Pre-Closing Period, the Company shall provide Buyer an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Actions commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more shareholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Buyer. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Action without Buyer’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Buyer promptly of the commencement or written threat of any Actions of which it has received notice or become aware and shall keep Buyer promptly and reasonably informed regarding any such Actions.

Section 5.07            Permitted Dispositions. The Company shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the Company’s and the Company’s Affiliates’ rights, Intellectual Property, and other assets related to existing clinical and preclinical programs, including but not limited to LAVA-1266 (in one or more transactions (each a “Permitted Disposition” and collectively, the “Permitted Dispositions”) prior to the Closing; provided, that if any such Permitted Disposition results in the imposition of ongoing obligations or liabilities on the Company or any of its Subsidiaries, the terms of the Permitted Disposition relating to such obligations or liabilities shall be reasonably acceptable to Buyer. The Parties hereto acknowledge that the Company may not be successful in completing, or may determine not to proceed, with any Permitted Dispositions.

Article 6

COVENANTS OF BUYER

Section 6.01            Director and Officer Liability. Buyer agrees that:

(a)            From Closing until six (6) years after the completion of the Transactions (including the Post-Offer Reorganization, if applicable), Buyer shall indemnify and hold harmless, and provide advances to, the present and former directors and officers of the Company Group (in such capacity, each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the completion of the Transactions (including the Post-Offer Reorganization, if applicable) pursuant to, in accordance with the terms of and to the fullest extent provided for in the Company Organizational Documents as they are in force on the date hereof and any applicable Indemnification Agreement and to the fullest extent permitted by applicable Law. From Closing until six (6) years after the completion of the Transactions (including the Post-Offer Reorganization if applicable), Buyer shall honor and fulfill, and shall cause the Company and its Subsidiaries to honor and fulfill, the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any Indemnified Person (the “Indemnification Agreements”). In addition, Buyer agrees that all rights to indemnification provided by the Company Organizational Documents and the Indemnification Agreements shall survive Closing and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or modified in a manner less advantageous to any Indemnified Person, for a period of six (6) years following the completion of the Transactions (including the Post-Offer Reorganization, if applicable); provided, that if, at any time prior to the sixth (6th) anniversary of the Closing Date, any Indemnified Person delivers to Buyer a written notice asserting that indemnification is required in accordance with this Section 6.01(a) with respect to a claim, then the provisions for indemnification contained in this Section 6.01(a) with respect to such claim shall survive the sixth (6th) anniversary of the Closing Date and shall continue to apply until such time as such claim is fully and finally resolved.

(b)            Prior to the Closing, the Company shall obtain and fully pay the premium for, and Buyer shall maintain, and shall cause the Company to maintain, in full force and effect (with the obligations thereunder to be honored) during the six (6) year period beginning on the Closing Date, a “tail” prepaid directors’ and officers’ liability insurance policy or policies (which policy or policies by their respective express terms shall survive the Closing) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less advantageous than the existing directors’ and officers’ liability policy or policies maintained by the Company or any of its Subsidiaries for the benefit of the Indemnified Persons with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Closing.

(c)            If Buyer, the Company or any of their respective successors or assigns (i) consolidates with, or merges with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or assigns all or substantially all of its properties or assets to any Person, then, in each case, Buyer shall take such action as may be necessary so that such Person shall assume all of the obligations set forth in this Section 6.01.

(d)            The provisions of this Section 6.01 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives (and such Persons are intended to be third party beneficiaries of this Section 6.01 with full rights of enforcement as if such Person was a party hereto), shall be binding on all successors and assigns of Buyer and the Company and shall not be amended in a manner that is adverse to any Indemnified Person (including his or her successors, assigns, heirs and personal representatives) without the prior written consent of each Indemnified Person (including any such successors, assigns, heirs or personal representatives) affected thereby. The indemnification provided for by this Section 6.01 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Person and any other Person referred to in this Section 6.01 is entitled, whether pursuant to applicable Law, Contract (including the Indemnification Agreements), the Company Organizational Documents or otherwise.

Section 6.02            401(K) Termination. Unless, at least ten (10) Business Days prior to the Closing, Buyer provides written notice to the Company directing otherwise, the Company shall take all action necessary to terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Closing occurs (the “401(k) Termination Date”).

Section 6.03            Tender and Support Agreements. Buyer has entered into the Tender and Support Agreements. As to each Tender and Support Agreement, Buyer shall not amend or waive any provision of such Tender and Support Agreements (other than ministerial amendments in a manner not adverse to Buyer or the Company) or agree to any termination of such Tender and Support Agreements. Buyer also agrees to use reasonable best efforts to enforce the obligations of the shareholders of the Company under such Tender and Support Agreements. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that (i) the failure of any director or executive officer to comply with his or her obligations pursuant to his or her Tender and Support Agreement shall not, in and of itself, constitute or be deemed to constitute a breach by the Company of its obligations under this Agreement, and (ii) nothing in this Section 6.03 shall, or be deemed to, modify, affect, impact or otherwise limit the rights or obligations of the Company under of this Agreement.

Section 6.04           Employee Acknowledgment. The Parties hereby acknowledge and agree that Buyer does not have any current or potential obligation or liability in respect of post-retirement or post-service severance, health, medical or life insurance benefits for retired, former or current employees of the Company or other Person, except for any payment or portion of any payment provided for under such an employee’s employment agreement or separation agreement, or as listed in Section 5.01 of the Company Letter, that would result in a violation of Section 409A of the Code if paid prior to Closing.

Article 7

COVENANTS OF THE PARTIES

The Parties agree that:

Section 7.01            Regulatory Approvals; Efforts.

(a)            During the Pre-Closing Period, the Parties shall use reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof and subject to Section 7.01(g). Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties shall cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make all required filings with respect to any applicable Antitrust Laws promptly (and consistent with market practice) (the “Required Approvals”) and in any event within fifteen (15) Business Days after the date of this Agreement and (B) to respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in connection with antitrust or related matters

(b)            The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Party in advance, any material written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, that each Party may limit disclosure of commercially sensitive portions of such materials to the outside legal counsel and consultants of the other Party or may be redacted as necessary to preserve attorney-client or other legal privileges.

(c)            Without limiting the generality of the foregoing, each Party shall give the other Party prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve attorney-client or other legal privileges, each Party shall use reasonable best efforts to (i) keep the other Party informed as to the status of any such request, inquiry, or Action, (ii) promptly inform the other Party of any communication (excluding non-material communications) to or from any Governmental Authority, in connection with any such request, inquiry or Action (and, if in writing, furnish the other Party with a copy of such communication), (iii) give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any Governmental Authority in connection with any such request, inquiry or Action and (iv) consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with (including providing reasonable opportunity for the other Party to comment upon) any material analysis, presentation, memorandum, brief or proposal to be made or submitted to any such Governmental Authority.

(d)            The Parties shall promptly furnish to each other all information required or requested to be included in any application, filing or submission to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. Each Party shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to such Party and any of its Affiliates that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and each of the Parties shall provide the other Party and its counsel a reasonable opportunity to review and comment on such documents or materials and consider in good faith including in the relevant documents or materials (and any amendments thereto) all comments reasonably proposed by such other Party and its counsel; provided, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information (i) that is commercially sensitive or (ii) the provision of which would infringe Antitrust Laws, such information may be provided solely to those individuals acting as outside legal counsel for the other Party; provided further, that such counsel shall not disclose such information to such other Party and shall enter into a joint defense agreement in customary form with outside legal counsel for the providing Party, if requested.

(e)            Each Party further agrees to cooperate with the others in order to resolve any investigation or other inquiry concerning the Transactions initiated by any Governmental Authority. Each Party shall promptly notify the other Party of any material written notice or other communication received by such Party from any Governmental Authority in connection with the Transactions and, to the extent reasonably practicable, each Party shall participate in all discussions, telephone calls and meetings with a Governmental Authority regarding the Transactions.

(f)            If any Action is commenced challenging the Transactions (or any component thereof) as violating any Antitrust Law, each Party shall cooperate with the other Party and use reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions (or the relevant component thereof); provided, however, that the obligations in this Section 7.01(f) shall expire as of the End Date.

(g)            During the Pre-Closing Period, Buyer and the Company shall refrain from, and shall cause each of their respective Subsidiaries to refrain from, acquiring or agreeing to acquire or invest in any assets or businesses which transaction would independently require consent, approval or authorization of any Governmental Authority and which would reasonably be expected to prevent, materially delay or materially impede the Closing or receipt of any Required Approval.

Section 7.02           Certain Filings. The Parties shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Offer Documents in accordance with Section 2.01 and Section 2.02, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are reasonably required to be obtained from parties to any Contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03           Further Assurances. If, at any time before or after the Acceptance Time, the Company or Buyer reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.04           Public Announcements. Buyer and the Company shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the rules and regulations of or listing requirements of the Nasdaq or the SEC, in which event the relevant Party shall, to the extent reasonably practicable, endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, that (a) each Party may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or public announcements made by any Party in a manner consistent with this Section 7.04 and (b) each Party may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made by any Party in a manner consistent with this Section 7.04.

Section 7.05           Notices of Certain Events; Coordination.

(a)            The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of any material written notice or other material communication received by such Party from any Governmental Authority during the Pre-Closing Period in connection with this Agreement and the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and the Transactions.

(b)            Each Party shall give prompt notice to the other Party of (i) any Action commenced or, to such Party’s knowledge, threatened in writing, against the other Party or any of its Affiliates that purports to prevent, materially impede or materially delay the consummation of the Transactions (or any component thereof) or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Buyer Material Adverse Effect, applicable, and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in Article 3 or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) or (E) of Annex I or (B) in the case of Buyer, the knowledge of Buyer of any breach of, or inaccuracy in, the representations or warranties of Buyer set forth in Article 4 or failure to perform the covenants or agreements of Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

Section 7.06           Transaction Litigation. Except as otherwise set forth in Section 7.01, the Company shall control any Action brought against the Company or any of its Affiliates or their respective Representatives relating to this Agreement or the Transactions (“Transaction Litigation”); provided, that the Company shall give Buyer the right to (i) participate in (at Buyer’s sole expense), but not control, the defense or settlement of any such Transaction Litigation and (ii) no settlement of any such Transaction Litigation shall be agreed to by the Company or any of its Affiliates without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall give prompt notice to the Company of any Action commenced against Buyer or any of its Affiliates or their respective Representatives relating to this Agreement or the Transactions. This Section 7.06 shall not apply to any Transaction Litigation initiated by either Party against the other Party in order to enforce its rights under this Agreement.

Section 7.07           Tax Matters.

(a)            As promptly as reasonably practicable after the date of this Agreement, the Company and, where necessary, New Topco shall prepare and file a request with the Dutch Tax Authority to seek advance Tax clearance on the amount of recognized paid-up share capital and share premium per share (fiscaal erkend kapitaal) for Dutch dividend withholding Tax purposes pursuant to Section 13 of the DWTA (the “DWHT Request”) in connection with the Company’s calculation of the amount to be withheld, if any, in respect of the Cancellation pursuant to the DWTA. The Company and the Buyer shall enter into good faith discussions regarding the filing of a request with the Dutch Tax Authority in accordance with the Dutch functional currency regulation (regeling functionele valuta) in order to apply USD as the functional currency of New Topco for Dutch Tax purposes (the “Functional Currency Request”). The Company shall submit a draft of the DWHT Request and, if applicable, the Functional Currency Request to Buyer and shall provide Buyer and its counsel a reasonable opportunity to review and comment on the DWHT Request and Functional Currency Request and consider in good faith including in the DWHT Request and Functional Currency Request (and any amendments thereto) all comments reasonably and timely proposed by Buyer and its counsel. If advance Tax clearance as requested pursuant to the DWHT Request is not obtained prior the Cancellation Effective Time, the Parties shall apply, and cause New Topco to apply, the Company’s calculation of the amount of recognized paid-up share capital and share premium per share (fiscaal erkend kapitaal) for Dutch dividend withholding Tax set forth in, or otherwise used as the basis for, the DWHT Request, unless the Parties agree in writing on the application of a different calculation prior to the Cancellation Effective Time. The Company and the Buyer, where applicable, shall also reasonably cooperate in evaluating, and if applicable, obtaining advance Tax clearance on other Tax aspects of the Transactions.

(b)          Buyer and its Affiliates shall be entitled to make an irrevocable election under Section 338(g) of the Code (and any corresponding election under state or local Tax law) with respect to the Company, New TopCo or any Subsidiary of the Company that is not a United States resident corporation. If such an election is made, Buyer and its Affiliates shall allocate the aggregate consideration (including items treated as consideration for applicable Tax purposes) in accordance with Treasury Regulations section 1.338-6 and following the principles set forth in Schedule 7.07(b) to the maximum extent permitted by applicable Law, and shall treat any income resulting from such election as income that is not “passive income” within the meaning of Section 1297(b)(1) of the Code, except to the extent required by applicable Law. For the avoidance of doubt, no such election shall be made with respect to Lava Therapeutics, Inc. or any other United States resident Subsidiary.

(c)          In the case of any taxable period that includes (but does not end on) the Merger Effective Date (a “Straddle Period”), (i) the amount of any property and similar ad valorem Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Merger Effective Date and the denominator of which is the number of days in the Straddle Period, and (ii) the amount of any other Taxes of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day including the Merger Effective Date (and for such purpose, to the extent applicable, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time). For purposes of the preceding sentence, exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the day including the Merger Effective Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the day including the Merger Effective Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(d)           Certain Stamp Taxes.

(i)       Words defined or used in Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) have the same meaning in this Section 7.07(d) unless the context requires otherwise.

(ii)       For the purposes of subsection 14-225(2) of Schedule 1 of the Taxation Administration Act 1953 (Cth), the Company declares in writing, for the period up to and including the Merger Effective Date, that the Shares are not indirect Australian real property interests. If the transfer of Shares occurs later than the date six months after the date of this Agreement, the Company must deliver to Parent a further declaration in writing that the Shares are not indirect Australian real property interests.

(iii)       Parent acknowledges and agrees that:

(1)       Section 7.07(d)(ii) constitutes an indirect Australian real property interest declaration for the purposes of sections 14-210(3) and 14-225(2) of Schedule 1 of the Taxation Administration Act 1953 (Cth), given by the Company to Parent;

(2)       Parent does not know the declaration to be false; and

(e)           As a result of the matters referred to in Section 7.07(d)(ii), Parent will not (A) withhold any amount under subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth) from any payments to be made pursuant to this Agreement or (B) pay any amount under Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1963 (Cth) to the Commissioner of Taxation in connection with this Agreement unless the Comapny notifies Parent that is declaration made has ceased to be true prior to the due date of payment of any relevant amount.

Article 8

TERMINATION

Section 8.01           Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a)            by mutual written consent of the Company and Buyer;

(b)            by either the Company or Buyer:

(i)            if the Acceptance Time has not occurred on or before December 31, 2025 (as such date may be extended pursuant to the mutual written consent of the Company and Buyer, the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii)            if the Offer Condition set forth in paragraph (B) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final, permanent and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 7.01;

(iii)           if the Offer shall have expired in accordance with its terms without all of the Offer Conditions having been satisfied and shall have not been extended by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of this Agreement proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Buyer if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement; or

(c)            by Buyer:

(i)            if, prior to the purchase of any Shares pursuant to the Offer, the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (A) would result in any Offer Condition not being satisfied and (B) such breach or failure to perform by its nature cannot be cured or has not been cured by the Company by the earlier of (1) the second (2nd) Business Day immediately prior to the End Date and (2) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Buyer; provided, that Buyer is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement;

(ii)            following an Adverse Recommendation Change;

(iii)            if the Subsequent EGM has been held and been concluded and the Governance Resolutions and the Post-Offer Reorganization Resolutions have not all been adopted;

(d)            by the Company:

(i)            in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.02(e); provided, that substantially concurrently with such termination, the Company pays the Company Termination Compensation pursuant to Section 8.03(b)(i);

(ii)            if Buyer breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by Buyer, as applicable, by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Buyer’s receipt of written notice of such breach from the Company; provided, that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement; or

(iii)            if (A) the Acceptance Time has occurred, (B) Buyer has failed to pay or cause to be paid (via the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (and excluding any Shares that may have been tendered as of such time pursuant to the Subsequent Offering Period) as and to the extent required by Section 2.01(b), (C) the Company delivers written notice to Buyer after the occurrence of the events described in clauses (A) and (B) demanding that Buyer make (or cause to be made) such payment and (D) Buyer fails to make (or cause to be made) such payment within three (3) Business Days of receiving such notice.

Section 8.02            Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article 8, notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no effect, without any liability on the part of any Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided, that, subject in all respects to this Section 8.02 and Section 8.03 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 7.04, this Section 8.02, Section 8.03, Article 1 and Article 9 (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof and (b) nothing herein shall relieve either Party of any liability for damages resulting from such Party’s fraud or Willful Breach prior to such valid termination (including, with respect to the Company, damage to the Company’s shareholders resulting from the failure of the Closing to occur). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.03            Expenses; Termination Compensation.

(a)            Except as set forth in this Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs and expenses, whether or not the Transactions are consummated.

(b)            Company Termination Compensation. The Company shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds an amount equal to the Company Termination Compensation (without interest and net of applicable withholding Tax):

(i)            if this Agreement is validly terminated by the Company pursuant to Section 8.01(d)(i), in which case payment shall be made concurrently with such termination;

(ii)           if this Agreement is validly terminated by Buyer pursuant to Section 8.01(c)(ii), in which case payment shall be made within five (5) Business Days following such termination; or

(iii)          if (A) an Alternative Acquisition Proposal shall have been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) this Agreement is thereafter validly terminated (1) by the Company or Buyer pursuant to Section 8.01(b)(i) (if by Buyer, only if at such time Buyer would not be prohibited from terminating this Agreement by the proviso set forth in Section 8.01(b)(i)), (2) by the Company or Buyer pursuant to Section 8.01(b)(iii) (if by Buyer, only if at such time Buyer would not be prohibited from terminating this Agreement by either proviso in Section 8.01(b)(iii)) and the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, that the Offer Conditions set forth in paragraphs (B) and (H) of Annex I have been satisfied as of such date) or (3) by Buyer pursuant to Section 8.01(c)(iii) and (C) prior to the date that is six (6) months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Alternative Acquisition Proposal” or any such transaction is consummated, in each case, whether or not involving the same Alternative Acquisition Proposal or the Person making the Alternative Acquisition Proposal referred to in clause (A), in which case payment shall be made to Buyer concurrently with the date on which such transaction is consummated. For purposes of the foregoing clause (C), references in the definition of the term “Alternative Acquisition Proposal” to the figure “twenty percent (20%)” shall be deemed to be replaced by “fifty percent (50%);” provided that, in each case, the Company Termination Compensation shall be exclusive of any value added tax, if applicable and the Parties shall take the position that the Company Termination Compensation is (i) not treated as a supply of goods or a supply of services under the Law governing value added tax of any applicable European Union member state or (ii) otherwise exempt from value added tax. Each Party shall act in a manner consistent with the foregoing (including filing Tax Returns consistent therewith).

(c)            The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Compensation if and when due pursuant to Section 8.03(b) and, in order to obtain such payment, Buyer commences an Action that results in an Order in its favor for such payment, the Company shall pay to Buyer its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on each such amount at the rate equal to the U.S. Prime Rate as published on the website of the Board of Governors of the Federal Reserve System, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. In the event this Agreement is terminated and Buyer is entitled to receive the Company Termination Compensation pursuant to Section 8.03(b), the Company Termination Compensation shall, except with respect to claims for fraud solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article 3 and Willful Breach, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer and be the sole and the exclusive remedy of Buyer and its Affiliates, on the one hand, against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives, on the other hand, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions; provided that, for the avoidance of doubt, the foregoing shall have no effect on any rights or claims Buyer or its Affiliates may have pursuant to the Tender and Support Agreements, to the extent provided therein, following the valid termination of this Agreement. Upon such payment of the Company Termination Compensation by the Company, if applicable, neither the Company nor any of its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability relating to or arising out of this Agreement or the Transactions, except with respect to fraud solely as it relates to the representations and warranties expressly made in Article 3 and Willful Breach. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Compensation on more than one occasion.

Article 9

MISCELLANEOUS

Section 9.01           Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one (1) day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid:

if to Buyer, to:

XOMA Royalty Corporation

2200 Powell Street, Suite 310
Emeryville, CA 94608
Attention: Legal Department; Bradley Sitko
Email: legalgroup@xoma.com; brad.sitko@xoma.com

with copies, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, CA 94111
Attention: Ryan A. Murr; Branden Berns
Email: rmurr@gibsondunn.com; bberns@gibsondunn.com

if to the Company, to:

LAVA Therapeutics N.V.

Yalelaan 62

3584 CM Utrecht,

The Netherlands

Attention: Stephen Hurly,
Email: s.hurly@lavatherapeutics.com

with copies, which shall not constitute notice, to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Kevin Cooper; Rita Sobral

Email: kcooper@cooley.com; rsobral@cooley.com

and

NautaDutilh N.V.

Beethovenstraat 400

1082 PR Amsterdam

The Netherlands

Attention: Paul van der Bijl

Email: paul.vanderbijl@nautadutilh.com

Section 9.02           Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement, and any covenants and agreements that by their terms contemplate performance prior to the Acceptance Time, shall, in each case, not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or Section 8.03(b) or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time. The terms of Article 1 and this Article 9, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time shall survive the Acceptance Time in accordance with their terms.

Section 9.03           Amendments and Waivers.

(a)           This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

(b)           No provision of this Agreement may be waived or extended (to the extent such waiver or extension is not prohibited under this Agreement or by applicable Law) except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.04           Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.05           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party; provided, that without the consent of the Company, (a) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Buyer and (b) after the Acceptance Time, Buyer may transfer or assign its rights and obligations under this Agreement to any Person; provided, further, that, in each of clauses (a) and (b), such transfer or assignment shall not (i) adversely impact the rights of the Company under this Agreement, (ii) relieve Buyer of its obligations under this Agreement or (iii) materially impede or delay the timely satisfaction of any of the Offer Conditions, Closing or the Post-Offer Reorganization. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.06           Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the application of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties, the EGM or the Post-Closing Reorganization shall be governed by and construed in accordance with the applicable Laws of The Netherlands.

Section 9.05           Jurisdiction; Forum. Each Party (a) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such.

Section 9.06           Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, to the extent permitted by applicable Law, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action (whether based on Contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other documents and agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the actions of the Parties in the negotiation, administration, performance and enforcement hereof or thereof. Each Party certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of an Action, (b) such Party has considered and understands the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.08. A copy of this may be submitted to any court as evidence of the content thereof.

Section 9.07           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

Section 9.08           Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes, Schedules and Exhibits hereto, the Company Letter and the Confidentiality Agreement, and the other documents delivered in connection with this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and, and supersedes all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to, and shall not, confer upon any Person other than the Parties any rights or remedies; provided, that (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs and representatives; (b) the provisions of Section 2.04(a)(iii) and Section 2.05(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Board in office at the time of holding the EGM or Subsequent EGM, as applicable, each Independent Director and each member of the Company Board resigning with effect from Closing and (c) the provisions of Section 2.05 are intended to be for the benefit of, and shall be enforceable by, each Independent Director.

Section 9.09           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.10           Specific Performance. The Parties acknowledge that monetary damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, each other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party. The Parties hereby irrevocably waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.11            Cooperation Subject to the terms of this Agreement, the Parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other Party to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LAVA THERAPEUTICS N.V.

By:	/s/ Stephen Hurly
Name: Stephen Hurly
Title: President, Chief Executive Officer

XOMA Royalty Corporation

By:	/s/ Owen Hughes
Name: Owen Hughes
Title: Chief Executive Officer

ANNEX I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Buyer’s right and obligation to extend, terminate, amend or modify the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, Buyer shall not be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A.            there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares that, together with the Shares then owned by Buyer or its Affiliates, represents at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Minimum Condition”); provided that if all of the Offer Conditions have been satisfied or waived (to the extent such waiver is not prohibited under this Agreement or by applicable Law) other than the Minimum Condition, and Buyer has extended the Offer on three (3) or more occasions in consecutive periods of ten (10) Business Days each in accordance with Section 2.01(e)(ii) of the Agreement, Buyer may in its sole discretion, by written notice to the Company, amend the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “eighty percent (80%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “seventy-five percent (75%)”;

B.            no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Post-Offer Reorganization (or any component thereof) or the other Transactions;

C.            the representations and warranties of the Company set forth in (i) Section 3.12(a) of the Agreement shall be true and correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) Section 3.06(a) of the Agreement shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (or such earlier date in respect of which such representations and warranties are expressly made), (iii) Section 3.01, Section 3.03, Section 3.23 of the Agreement shall be true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (or such earlier date in respect of which such representations and warranties are expressly made) and (iv) Article 3 of the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (C), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (or such earlier date in respect of which such representations and warranties are expressly made), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

D.            the Company shall have performed and complied with, in all material respects, those covenants and obligations under this Agreement that are required to be performed by it at or prior to the Expiration Time;

E.            since the date of the Agreement, there shall not have occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

F.            the Governance Resolutions and the Post-Offer Reorganization Resolutions shall have been adopted at the EGM or a Subsequent EGM, and in each case, shall not have been revoked, modified or amended in any way at any General Meeting held after the date of the EGM or the relevant Subsequent EGM, as applicable;

G.            the Company shall have delivered to Buyer a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (C), (D) and (E) have been satisfied;

H.            the Required Approvals shall have been received and be in full force and effect or their relevant waiting periods (and any extension thereof) shall have expired or been terminated;

I.            the Agreement shall not have been terminated in accordance with its terms; and

J.            the Closing Net Cash as finally determined pursuant to Section 2.01(j) through (n) is at least $31,500,000.

The foregoing conditions in this Annex I are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived (to the extent such waiver is not prohibited under this Agreement or by applicable Law) by Buyer in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Buyer to extend, terminate, amend or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Share Purchase Agreement, dated as of August 3, 2025, by and between XOMA Royalty Corporation and LAVA Therapeutics N.V.

Exhibit A

FORM OF DOWNSTREAM MERGER DEED

[Form begins on next page]

1

deed of merger

On this day, the [...] day of [...] two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[...],

acting for the purposes of this Deed as the holder of written powers of attorney from:

1.	LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: 65335740) (“LAVA”); and

2.	LAVA Therapeutics New Topco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: [...]) (“New Topco”).

LAVA and New Topco are hereinafter collectively referred to as the "Merging Companies".

The person appearing, acting in the above capacities, declared the following:

WHEREAS

A.	The Merging Companies wish to enter into the Merger in accordance with the Merger Proposal and the Explanatory Notes.

B.	None of the Merging Companies has been dissolved, has been declared bankrupt or has been granted a suspension of payments.

C.	No creditor of either of the Merging Companies has objected to the Merger Proposal during the relevant period stipulated for that purpose by Section 2:316 of the DCC, as evidenced by a declaration of the clerk of the court of first instance of Utrecht, the Netherlands, a copy of which will be attached to this Deed as an Annex I.

D.	On the [...] day of [...] two thousand and twenty-five, the general meeting of LAVA, and on the [...] day of [...] two thousand and twenty-five, the general meeting of New Topco resolved, among other things, to enter into the Merger. The proceedings of these general meetings have been laid down in official reports as referred to in section 2:330(3) of the DCC, executed before Paul Cornelis Simon van der Bijl, aforementioned civil law notary.

DEFINITIONS

Article 1

In this Deed the following definitions shall apply:

DCC	The Dutch Civil Code.
Deed	This deed of merger.
Explanatory Notes	The notes to the Merger Proposal within the meaning of Section 2:313(1) of the DCC, dated the [...] day of [...] two thousand and twenty-five.
Merger	The present legal merger within the meaning of Section 2:309 of the DCC as a result of which (i) LAVA, as the disappearing company, will merge with and into New Topco, as the surviving company, (ii) all assets and liabilities of LAVA shall transfer to New Topco by operation of law under universal succession of title, (iii) New Topco shall allot class A shares and class B shares in its share capital on a share-for-share basis in accordance with the terms of the Merger Proposal and the Explanatory Notes and (iv) the single class B share in the share capital of New Topco held by LAVA immediately to the Merger Effective Time shall be cancelled at the Merger Effective Time pursuant Section 2:325(3) of the DCC.

2

Merger Effective Time	Midnight (0:00) Central European [Summer] Time after the execution of this Deed.
Merger Proposal	The proposal to enter into the Merger within the meaning of section 2:312 of the DCC, dated the [...] day of [...] two thousand and twenty-five.

merger

Article 2

The Merging Companies declare to enter into the Merger in accordance with the Merger Proposal and the Explanatory Notes. The Merger shall become effective the day after the day on which this Deed is executed, for the avoidance of doubt being at the Merger Effective Time.

financial information

Article 3

The financial information pertaining to LAVA will be incorporated in the annual accounts or other financial reporting of New Topco as of the [...] day of [...] two thousand and [...].

EXEMPTION FROM TRANSFER TAX

Article 4

To the extent that the Merger will result in the levy of transfer tax, domicile is hereby elected at the offices of the custodian of the original of this Deed for this purpose and the right to an exemption under Section 15 paragraph 1 item h. of the Legal Transactions Taxation Act (Wet op belastingen van rechtsverkeer) is hereby invoked.

powers of attorney

Article 5

The person appearing has been authorised to act under two (2) powers of attorney in the form of private instruments, copies of which shall be attached to this Deed as Annexes II and III.

FINAL PROVISIONS

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading. After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

3

THE UNDERSIGNED

Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam, the Netherlands, declares that he has established that the procedural requirements for all resolutions necessary under Title 7 of Book 2 of the Dutch Civil Code and under the articles of association of the above merging companies to effectuate this merger have been duly complied with; and that the other relevant requirements laid down in Title 7 of Book 2 of the Dutch Civil Code and in the articles of association of the above merging companies have been duly satisfied.

Signed in Amsterdam, the Netherlands, on [•] 2025.

Exhibit B-1

FORM OF MERGER PROPOSAL

[Form begins on next page]

MERGER PROPOSAL

between

LAVA Therapeutics New Topco B.V.

as New Topco

and

LAVA Therapeutics N.V.

as LAVA

[date]

MERGER PROPOSAL

THE UNDERSIGNED

[name(s)]

acting as the managing director[s] (bestuurder[s]) of LAVA Therapeutics New Topco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: [•]) (“New Topco”).

[names]

acting as the board of directors (bestuurders) of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: 65335740) (“LAVA”).

New Topco and LAVA are hereinafter collectively referred to as the “Merging Companies”.

RECITALS

A.	Pursuant to and in accordance with the terms of a Purchase Agreement entered into among XOMA Royalty Corporation, as the buyer (“Buyer”) and LAVA as the company, dated [date] 2025 (as may be amended from time to time and including the annexes, exhibits, appendices and schedules thereto, the “Purchase Agreement”)[1], among other matters, (i) Buyer has agreed to make a tender offer (the “Offer”) to purchase all of the issued and outstanding ordinary shares in the share capital of LAVA, with a nominal value of €0.12 each (“LAVA Shares”) for (i) an amount in cash equal to $[•] per LAVA Share (the “Cash Amount”), plus (ii) one contingent value right per LAVA Share (a “CVR”), which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined and referenced in the Purchase Agreement) (the “Offer Consideration”) and (ii) Buyer has agreed to provide a subsequent offering period with respect to such tender offer (the “Subsequent Offering Period”).

B.	Subject to the conditions set forth in the Purchase Agreement, then as promptly as practicable following the expiration of the Subsequent Offering Period, Buyer and LAVA shall, as applicable, effectuate a corporate reorganization of LAVA and its subsidiaries (the “Post-Offer Reorganization”), consisting of the Downstream Merger, the Loan and the Cancellation (all as defined below), provided that each action that forms part of such Post-Offer Reorganization is permitted under applicable law (including Sections 2:316(4) and 2:318(1) of the Dutch Civil Code (the “DCC”)), in the manner set out below and in the order set out below:

1 The Purchase Agreement is available at [website].

a.	prior to the execution of the Downstream Merger Deed (as defined below), LAVA shall in its capacity as sole shareholder of New Topco, resolve to effectuate the cancellation (intrekking) of all class A shares in New Topco’s share capital (“New Topco A Shares”) issued and outstanding at the Cancellation Effective Time (as defined below), subject to (i) the Loan (as defined below) having been made, and cash under such Loan (as defined below) having been made available by Buyer to, or at the sole direction of, New Topco, and (ii) such number of CVRs having been made available by Buyer to, or at the sole direction of, New Topco as necessary for New Topco to deliver to each holder of New Topco A Shares (a “Minority Shareholder”) (determined immediately prior to the Cancellation Effective Time, as defined below) one CVR for each New Topco A Share then held by such Minority Shareholder, pursuant to which cancellation each such New Topco A Share is cancelled against (i) repayment in cash of the nominal value of each such New Topco A Share (being $0.01), (ii) a distribution in cash on each such New Topco A Share amounting to the Cash Amount minus the nominal value of each such New Topco A Share (being $0.01) and (iii) a distribution in kind consisting of one CVR for each such New Topco A Share, such that each Minority Shareholder (determined immediately prior to the Cancellation Effective Time, as defined below) shall receive cash and CVRs equal to the Offer Consideration multiplied by the number of New Topco A Shares then held by such Minority Shareholder (without interest and net of applicable withholding taxes) (the “Cancellation”);

b.	LAVA and New Topco shall execute the notarial deed (the “Downstream Merger Deed”) effecting the legal merger contemplated by this merger proposal (the “Downstream Merger”) no later than 23:59 (local time in the Netherlands) on the date on which LAVA Shares tendered during the Subsequent Offering Period are accepted for payment and paid for in accordance with the terms and conditions of the Purchase Agreement, which shall automatically effect the Downstream Merger on the day after the date on which the Downstream Merger Deed is executed (the “Merger Effective Date”);

c.	prior to 00:30 (local time in the Netherlands) on the Merger Effective Date (the “Cancellation Effective Time”), Buyer shall (A) grant a loan to New Topco for a principal amount in cash, available to or at the sole direction of New Topco, out of immediately available funds, equal to the product of (x) the number of New Topco A Shares that will be issued and outstanding immediately prior to the Cancellation Effective Time and (y) the Cash Amount (the “Loan”); and (B) make available to or at the sole direction of New Topco such number of CVRs as necessary for New Topco to deliver to each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) one CVR for each New Topco A Share then held by such Minority Shareholder;

d.	prior to the Cancellation Effective Time, Buyer and LAVA shall cause the management board of New Topco to approve the Cancellation in accordance with Section 2:208(6) of the DCC in conjunction with Section 2:216(2) of the DCC, provided that the management board of New Topco at such time neither knows nor reasonably foresees that, following the Cancellation, New Topco cannot continue to pay its due and payable debts; and

e.	at the Cancellation Effective Time, subject to the condition that is part of the definition of “Cancellation” having been satisfied, the Cancellation shall become effective.

C.	The Downstream Merger, if effected as contemplated by and on the terms and subject to the conditions set forth in the Purchase Agreement and this merger proposal, shall be a legal merger within the meaning of Section 2:309 of the DCC pursuant to which (i) LAVA, as the disappearing company, will merge with and into New Topco, as the surviving company, (ii) all assets and liabilities of LAVA shall transfer to New Topco by operation of law under universal succession of title, (iii) New Topco shall allot class B shares in its share capital (“New Topco B Shares”) to Buyer for each LAVA Share held by Buyer immediately prior to 0:00 (local time in the Netherlands) on the Merger Effective Date (the “Merger Effective Time”) in accordance with the exchange ratio set out in article 12 of this merger proposal (the “Merger Exchange Ratio”), (iv) New Topco shall allot New Topco A Shares to the other holders of LAVA Shares immediately prior to the Merger Effective Time in accordance with the Merger Exchange Ratio and (v) as a consequence of the foregoing, immediately following completion of the Downstream Merger, each holder of LAVA Shares will come to hold a number of New Topco A Shares or New Topco B Shares (collectively, the “New Topco Shares”), as applicable, equal to the number of LAVA Shares held by such holder of LAVA Shares immediately prior to the Merger Effective Time.

D.	None of the Merging Companies has been dissolved, has been declared bankrupt or has been granted a suspension of payments.

E.	No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Downstream Merger.

MERGER PROPOSAL

Merger proposal

Article 1

It is proposed that the Merging Companies enter into the Downstream Merger in accordance with the terms stipulated by this merger proposal.

Articles of association

Article 2

New Topco’s articles of association currently read as reflected in Annex A and shall not be amended in connection with the Downstream Merger. This Annex A constitutes an integral part of this merger proposal.

Equivalent rights or compensation

Article 3

3.1	At the Merger Effective Time, there will be no special rights vis-à-vis LAVA, such as a right to profit distributions or rights to subscribe for shares held by any party other than as shareholder of LAVA.

3.2	No party is entitled pursuant to Section 2:320 of the DCC to receive an equivalent right in New Topco or compensation for the loss of such right.

No benefits conferred

Article 4

No benefits shall be conferred in connection with the Downstream Merger on managing directors or supervisory directors of the Merging Companies or on other parties involved in the Downstream Merger, provided that the directors of the Merging Companies may (continue to) be granted compensation for their services and provided, further, that LAVA’s advisors are paid fees for their services rendered in connection with the preparation, negotiation, finalization and implementation of the Purchase Agreement and the transactions contemplated thereby, including the Downstream Merger.

Proposed composition of boards

Article 5

At the Merger Effective Time, the composition of New Topco’s management board is intended to be as follows: [•].

Financial information

Article 6

The financial information pertaining to LAVA shall be incorporated in the annual accounts or other financial reporting of New Topco as of the first day of the financial year of New Topco during which the Downstream Merger becomes effective.

Measures in connection with share ownership

Article 7

7.1	Pursuant to the Downstream Merger, New Topco shall allot (i) New Topco A Shares to the holders of LAVA Shares other than Buyer for each LAVA Share held by them immediately prior to the Merger Effective Time and (ii) New Topco B Shares to Buyer for each LAVA Share held by Buyer immediately prior to the Merger Effective Time, in each case accordance with the Merger Exchange Ratio.

7.2	The New Topco Shares to be allotted pursuant to the Downstream Merger shall be included in the register kept by New Topco’s transfer agent and registrar for further credit to the respective (former) shareholders of LAVA entitled to such New Topco Shares. The allotment of New Topco Shares pursuant to the Downstream Merger shall be recorded in New Topco’s shareholders’ register and with the Dutch trade register.

7.3	The New Topco Shares shall not be admitted for trading on any stock exchange at the Merger Effective Time. Holders of New Topco Shares shall only be able to transfer their New Topco Shares in accordance with Dutch law and pursuant to the execution of a notarial deed executed before a civil law notary officiating in the Netherlands.

7.4	If and to the extent that any rights of pledge or usufruct vest on LAVA Shares immediately prior to the Merger Effective Time, those rights shall pass by operation of law under universal succession of title, to the extent allowed under applicable law, to the New Topco Shares allotted pursuant to the Downstream Merger in exchange for those LAVA Shares.

7.5	Each New Topco A Share issued and outstanding immediately prior to the Cancellation Effective Time shall be subject to the Cancellation, if the Cancellation is effected as part of the Post-Offer Reorganization in accordance with the terms and conditions of the Purchase Agreement.

Activities

Article 8

Until the Merger Effective Time, New Topco will not have any activities, and New Topco does not intend to discontinue any activities of LAVA which LAVA has immediately before the Merger Effective Time.

Approval

Article 9

Under LAVA’s current articles of association, a resolution of the LAVA’s general meeting to enter into the Downstream Merger requires a proposal to that effect by LAVA’s board of directors. Such proposal is made by LAVA’s board of directors, as a result of all LAVA’s directors signing this merger proposal.

Impact on goodwill and distributable reserves

Article 10

10.1	There will be no impact of the Downstream Merger on New Topco’s goodwill.

10.2	New Topco’s distributable reserves shall increase with an amount equal to the value for which LAVA’s assets and liabilities will be incorporated in the annual accounts or other financial reporting of New Topco, plus the nominal amount of the single New Topco Share held by LAVA that will be cancelled pursuant to the Downstream Merger, less (i) any increase pursuant to the Downstream Merger of the statutory reserves that must be kept by New Topco pursuant to Dutch law and (ii) the aggregate nominal amount of the New Topco Shares to be allotted pursuant to the Downstream Merger in accordance with the Merger Exchange Ratio.

Shares without voting rights or profit entitlement

Article 11

None of the Merging Companies has issued non-voting shares or shares without profit entitlement. Consequently, the Downstream Merger shall have no impact on the holders of those types of shares and no compensation can be requested pursuant to Section 2:330a of the DCC.

Exchange ratio

Article 12

For each LAVA Share not held by or for the account of any of the Merging Companies immediately before the Merger Effective Time, New Topco shall allot one New Topco Share to the holder of such LAVA Share, in the manner described in Article 7.1 of this merger proposal (i.e., in a 1:1 exchange ratio).

Profit entitlement in New Topco

Article 13

Each New Topco Share to be allotted pursuant to the Downstream Merger shall entitle the holder thereof to share in New Topco’s profits as from the Merger Effective Time in accordance with the provisions of New Topco’s articles of association set out in Annex A, subject to the Cancellation.

Cancellation of shares

Article 14

The single New Topco Share held by LAVA immediately prior to the Merger Effective Time shall be cancelled at the Merger Effective Time pursuant Section 2:325(3) of the DCC, notwithstanding the Cancellation.

(signature page follows)

Signature page to the merger proposal of New Topco and LAVA

Management board of New Topco

[signature block(s)]

Board of directors of LAVA

[signature blocks]

Exhibit B-2

FORM OF MERGER NOTE

[Form begins on next page]

EXPLANATORY NOTES TO a MERGER PROPOSAL

between

LAVA Therapeutics New Topco B.V.

as New Topco

and

LAVA Therapeutics N.V.

as LAVA

[date]

EXPLANATORY NOTES TO A MERGER Proposal

THE UNDERSIGNED

[name(s)]

acting as the managing director[s] (bestuurder[s]) of LAVA Therapeutics New Topco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: [•]) (“New Topco”).

[name(s)]

acting as the board of directors (bestuurders) of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Yalelaan 62, 3584 CM Utrecht, the Netherlands, trade register number: 65335740) (“LAVA”).

New Topco and LAVA are hereinafter collectively referred to as the “Merging Companies”.

RECITALS

A.	Pursuant to and in accordance with the terms of a Purchase Agreement entered into among XOMA Royalty Corporation, as the buyer (“Buyer”) and LAVA as the company, dated [date] 2025 (as may be amended from time to time and including the annexes, exhibits, appendices and schedules thereto, the “Purchase Agreement”)[1], among other matters, (i) Buyer has agreed to make a tender offer (the “Offer”) to purchase all of the issued and outstanding ordinary shares in the share capital of LAVA, with a nominal value of €0.12 each (“LAVA Shares”) for (i) an amount in cash equal to $[•] per LAVA Share (the “Cash Amount”), plus (ii) one contingent value right per LAVA Share (a “CVR”), which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined and referenced in the Purchase Agreement) (the “Offer Consideration”) and (ii) Buyer has agreed to provide a subsequent offering period with respect to such tender offer (the “Subsequent Offering Period”).

B.	Subject to the conditions set forth in the Purchase Agreement, then as promptly as practicable following the expiration of the Subsequent Offering Period, Buyer and LAVA shall, as applicable, effectuate a corporate reorganization of LAVA and its subsidiaries (the “Post-Offer Reorganization”), consisting of the Downstream Merger, the Loan and the Cancellation (all as defined below), provided that each action that forms part of such Post-Offer Reorganization is permitted under applicable law (including Sections 2:316(4) and 2:318(1) of the Dutch Civil Code (the “DCC”)), in the manner set out below and in the order set out below:

1 The Purchase Agreement is available at [website].

a.	prior to the execution of the Downstream Merger Deed (as defined below), LAVA shall in its capacity as sole shareholder of New Topco, resolve to effectuate the cancellation (intrekking) of all class A shares in New Topco’s share capital (“New Topco A Shares”) issued and outstanding at the Cancellation Effective Time (as defined below), subject to (i) the Loan (as defined below) having been made, and cash under such Loan (as defined below) having been made available by Buyer to, or at the sole direction of, New Topco, and (ii) such number of CVRs having been made available by Buyer to, or at the sole direction of, New Topco as necessary for New Topco to deliver to each holder of New Topco A Shares (a “Minority Shareholder”) (determined immediately prior to the Cancellation Effective Time, as defined below) one CVR for each New Topco A Share then held by such Minority Shareholder, pursuant to which cancellation each such New Topco A Share is cancelled against (i) repayment in cash of the nominal value of each such New Topco A Share (being $0.01), (ii) a distribution in cash on each such New Topco A Share amounting to the Cash Amount minus the nominal value of each such New Topco A Share (being $0.01) and (iii) a distribution in kind consisting of one CVR for each such New Topco A Share, such that each Minority Shareholder (determined immediately prior to the Cancellation Effective Time, as defined below) shall receive cash and CVRs equal to the Offer Consideration multiplied by the number of New Topco A Shares then held by such Minority Shareholder (without interest and net of applicable withholding taxes) (aforementioned items (i), (ii) and (iii) collectively referred to as the “Cancellation Proceeds”) (the “Cancellation”);

b.	LAVA and New Topco shall execute the notarial deed (the “Downstream Merger Deed”) effecting the legal merger contemplated by the merger proposal to which these explanatory notes relate (the “Downstream Merger”) no later than 23:59 (local time in the Netherlands) on the date on which LAVA Shares tendered during the Subsequent Offering Period are accepted for payment and paid for in accordance with the terms and conditions of the Purchase Agreement, which shall automatically effect the Downstream Merger on the day after the date on which the Downstream Merger Deed is executed (the “Merger Effective Date”);

c.	prior to 00:30 (local time in the Netherlands) on the Merger Effective Date (the “Cancellation Effective Time”), Buyer shall (A) grant a loan to New Topco for a principal amount in cash, available to or at the sole direction of New Topco, out of immediately available funds, equal to the product of (x) the number of New Topco A Shares that will be issued and outstanding immediately prior to the Cancellation Effective Time and (y) the Cash Amount (the “Loan”); and (B) make available to or at the sole direction of New Topco such number of CVRs as necessary for New Topco to deliver to each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) one CVR for each New Topco A Share then held by such Minority Shareholder;

d.	prior to the Cancellation Effective Time, Buyer and LAVA shall cause the management board of New Topco to approve the Cancellation in accordance with Section 2:208(6) of the DCC in conjunction with Section 2:216(2) of the DCC, provided that the management board of New Topco at such time neither knows nor reasonably foresees that, following the Cancellation, New Topco cannot continue to pay its due and payable debts; and

e.	at the Cancellation Effective Time, subject to the condition that is part of the definition of “Cancellation” having been satisfied, the Cancellation shall become effective.

C.	The Downstream Merger, if effected as contemplated by and on the terms and subject to the conditions set forth in the Purchase Agreement and this merger proposal, shall be a legal merger within the meaning of Section 2:309 of the DCC pursuant to which (i) LAVA, as the disappearing company, will merge with and into New Topco, as the surviving company, (ii) all assets and liabilities of LAVA shall transfer to New Topco by operation of law under universal succession of title, (iii) New Topco shall allot class B shares in its share capital (“New Topco B Shares”) to Buyer for each LAVA Share held by Buyer immediately prior to 0:00 (local time in the Netherlands) on the Merger Effective Date (the “Merger Effective Time”) in accordance with the exchange ratio set out in article 12 of this merger proposal (the “Merger Exchange Ratio”), (iv) New Topco shall allot New Topco A Shares to the other holders of LAVA Shares immediately prior to the Merger Effective Time in accordance with the Merger Exchange Ratio and (v) as a consequence of the foregoing, immediately following completion of the Downstream Merger, each holder of LAVA Shares will come to hold a number of New Topco A Shares or New Topco B Shares (collectively, the “New Topco Shares”), as applicable, equal to the number of LAVA Shares held by such holder of LAVA Shares immediately prior to the Merger Effective Time.

EXPLANATORY NOTES

Reasons for the Downstream Merger

Article 1

Buyer wishes to acquire, directly or indirectly, all of the business, assets and liabilities of LAVA and its subsidiaries. An efficient manner to transfer all of the business, assets and liabilities of LAVA and its subsidiaries is to first implement the Downstream Merger as part of the Post-Offer Reorganization.

Consequences for activities

Article 2

Until the Merger Effective Time, New Topco will not have any activities, and New Topco does not intend to discontinue any activities of LAVA which LAVA has immediately before the Merger Effective Time.

Economic consequences

Article 3

The Downstream Merger, in and of itself, is not expected to have material economic consequences for the Merging Companies, except for (i) the acquisition by New Topco of LAVA’s entire business and all of its assets and liabilities, (ii) the delisting of LAVA Shares from the Nasdaq Stock Market and (iii) the allotment of New Topco Shares pursuant to the Downstream Merger to former shareholders of LAVA (in each case determined as of immediately prior to the Merger Effective Time), whereby New Topco A Shares shall be allotted to all holders of LAVA Shares other than Buyer and New Topco B Shares shall be allotted to Buyer. The New Topco Shares shall not be admitted for trading on any stock exchange. Holders of New Topco Shares shall only be able to transfer their New Topco Shares in accordance with Dutch law and pursuant to the execution of a notarial deed executed before a civil law notary officiating in the Netherlands. At the Cancellation Effective Time, subject to the condition that is part of the definition of “Cancellation” having been satisfied, the Cancellation shall become effective, pursuant to which cancellation all New Topco A Shares issued and outstanding at the Cancellation Effective Time shall be cancelled against (i) repayment in cash of the nominal value of each such New Topco A Share (being $0.01), (ii) a distribution in cash on each such New Topco A Share amounting to the Cash Amount minus the nominal value of each such New Topco A Share (being $0.01) and (iii) a distribution in kind consisting of one CVR for each such New Topco A Share, such that each Minority Shareholder (determined immediately prior to the Cancellation Effective Time) shall receive cash and CVRs equal to the Offer Consideration multiplied by the number of New Topco A Shares then held by such Minority Shareholder (without interest and net of applicable withholding taxes).

Legal consequences

Article 4

4.1	The Downstream Merger will, inter alia, have the following consequences at the Merger Effective Time:

a.	LAVA, as the disappearing company, will merge with and into New Topco, as the surviving company, and LAVA will cease to exist;

b.	all assets and liabilities of LAVA shall transfer to New Topco by operation of, and to the extent permitted under, applicable law under universal succession of title;

c.	all LAVA Shares will lapse, the single New Topco Share held by LAVA immediately prior to the Merger Effective Time will be cancelled pursuant Section 2:325(3) of the DCC and New Topco shall allot (i) New Topco A Shares to the holders of LAVA Shares other than Buyer and (ii) New Topco B Shares to Buyer as described in articles 7 and 12 of the Merger Proposal, in each case on the other terms stipulated by the Merger Proposal.

4.2	Following the Merger Effective Time, creditors of LAVA will be able to recover their claims from New Topco as they could recover such claims from LAVA before the Merger Effective Time.

4.3	Unless a counterparty of the Merging Companies exercises the right provided for under Section 2:322 of the DCC, it is anticipated that contracts concluded with the Merging Companies will remain in force unchanged following the Merger Effective Time (other than in accordance with their existing terms), provided that contracts concluded with LAVA shall have New Topco, instead of LAVA, as the contracting party with effect from the Merger Effective Time.

Social consequences

Article 5

New Topco has no employees and shall not have any employees immediately prior to the Merger Effective Time. To the extent that LAVA has employees immediately prior to the Merger Effective Time, the employment or service contracts concluded with those employees, as well as their other conditions of employment or service, will remain in force unchanged following the Merger Effective Time with New Topco as the contracting party, subject to the provisions of such contracts, the Purchase Agreement and applicable law. It is anticipated that the Downstream Merger will not have material adverse implications for the interests of the employees of LAVA. No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Downstream Merger.

Exchange ratio

Article 6

6.1	For each LAVA Share not held by or for the account of either of the Merging Companies immediately prior to the Merger Effective Time, New Topco shall allot one New Topco Share to the holder of such LAVA Share, in each case in the manner described in Articles 7 and 12 of the merger proposal to which these explanatory notes relate (i.e., in a 1:1 exchange ratio) (the “Merger Exchange Ratio”).

6.2	The following method for determining the Merger Exchange Ratio has been applied:

a.	New Topco has no assets and liabilities and is not expected to have any assets and liabilities until the Merger Effective Time;

b.	New Topco’s assets and liabilities immediately following the Merger Effective Time shall have the same value as LAVA’s assets and liabilities immediately prior to the Merger Effective Time;

c.	without prejudice to the Cancellation, the New Topco A Shares carry the same rights as the New Topco B Shares;

d.	consequently, there is no necessity for determining an exact exchange ratio in relation to the Downstream Merger in order to compensate holders of LAVA Shares for the loss of their respective LAVA Shares by allotting a proportionate and equivalent number of New Topco Shares, whereby New Topco A Shares are allotted to all holders of LAVA Shares other than Buyer and New Topco B Shares are allotted to Buyer, in exchange for such LAVA Shares;

e.	the above considerations result in the conclusion, that the Merger Exchange Ratio can be, and therefore has been, determined to be 1:1.

6.3	Because of the reasons described in article 6.2 of these explanatory notes, the Merger Exchange Ratio is considered to be suitable and appropriate.

6.4	The method applied to determine the Merger Exchange Ratio as described in article 6.2 of these explanatory notes does not lead to a specific valuation. As described above, any valuation would be irrelevant for the above-mentioned method for determining the Merger Exchange Ratio.

6.5	Because only one method was applied to determine the Merger Exchange Ratio, the relative weight of multiple methods is not addressed in these explanatory notes.

6.6	No particular difficulties arose as a result of the valuation described above or the determination of the Merger Exchange Ratio.

(signature page follows)

Signature page to the explanatory notes to a merger proposal of New Topco and LAVA

Management board of New Topco

[signature block(s)]

Board of directors of LAVA

[signature blocks]

Exhibit C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between XOMA ROYALTY CORPORATION, a Nevada corporation (the “Parent”), [●], as Rights Agent (as defined herein), and [●], solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent and LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, having its corporate seat in Utrecht, The Netherlands, registered with the Dutch trade register under number 65335740 (the “Company”), have entered into an Share Purchase Agreement, dated as of August [__], 2025 (the “Purchase Agreement”), pursuant to which Buyer will consummate the Transactions;

WHEREAS, pursuant to the Purchase Agreement, and in accordance with the terms and conditions thereof, Parent shall deliver one CVR (as defined below) (i) for each Share validly tendered and not validly withdrawn pursuant to the Offer as of the Acceptance Time, (ii) for each Share validly tendered during the Subsequent Offering Period, (iii) for each Share underlying each Company Option that is (x) outstanding as of immediately prior to the Closing and (y) has a per Share exercise price that is less than the Cash Amount and (iv) for each New Topco A Share issued and outstanding immediately prior to the Cancellation Effective Time (the initial holders of such CVRs collectively, the “Initial Holders”);

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, Parent has designated the Representative to act as agent for the Initial Holders for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1          Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement. References to the Company herein apply to New Topco, being the surviving company in the Downstream Merger, from and after the Merger Effective Time. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty five (35%) of outstanding CVRs as set forth in the CVR Register.

“Additional Closing Net Cash Proceeds” means 100% of the amount by which the Closing Net Cash, adjusted for any Permitted Deductions made within ninety (90) days following the Closing Date, exceeds Closing Net Cash as finally determined pursuant to Section 2.01(j)–(n) of the Purchase Agreement.

“Change of Control” means: (a) a direct or indirect sale or other sale, lease, exchange, disposition or other transfer (through a single transaction or a series of related transactions within a twelve-month period) of all or substantially all of the assets of New Topco (or its successor) on a consolidated basis (other than to any direct or indirect controlled Subsidiary of Parent); (b) a merger, demerger, consolidation or business combination involving New Topco (or its successor) in which New Topco (or its successor) is not the surviving or continuing entity (except for a merger, demerger, consolidation or business combination in which the surviving or continuing entity would continue to be a direct or indirect controlled Subsidiary of Parent); and (c) any other transaction (or series of related transactions within a twelve-month period) involving New Topco (or its successor) in which New Topco (or its successor) is the surviving or continuing entity but in which Parent owns less than 50% of New Topco’s voting power immediately after the transaction.

“CVRs” means the contractual contingent value rights to be granted by Parent to the respective Initial Holders as part of the Offer Consideration and in connection with the settlement of their Company Options, as applicable, pursuant to the terms of the Offer and the Purchase Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Parent shall grant CVRs only to the Initial Holders and shall not grant CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of: (a) the CVR Proceeds; and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder, divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders as each reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means: (a) with respect to any Existing Partnership Proceeds or Disposition Proceeds payable to Holders, no later than thirty (30) days following the receipt of Gross Proceeds by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco; and (b) with respect to any Additional Closing Net Cash Proceeds payable to Holders, as soon as practicable (but in no event later than one hundred five (105) days) following the Closing).

“CVR Proceeds” means: (a) any Existing Partnership Proceeds; (b) any Disposition Proceeds and (c) any Additional Closing Net Cash Proceeds.

“CVR Products” means: (a) each of the product or product candidates developed or commercialized by the Company, its Affiliates or their respective (sub)licensees and known as: (i) EGFRd2 (PF-8046052) or JNJ-89853413; (b) each other product or product candidate discovered, developed, or commercialized pursuant to an Existing Partnership; and (c) any product, product candidate or other research program being researched or developed by the Company as of the Closing, including the product or product candidate known as LAVA-1266.

“Disposition” means the direct or indirect sale, transfer, lease, conveyance, assignment, license or other disposition directly or indirectly by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, of all or any part of its rights in and to any CVR Products, in each case during the Disposition Period which, for the avoidance of doubt, shall exclude any Existing Partnership or any transaction or other disposition by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, to a third party (unaffiliated with the Parent or any of its Affiliates, including the Company (after the Closing) and New Topco), in a single transaction or series of related transactions, of a portion of the future Net Proceeds to be retained by Parent or any of its Affiliates in accordance with this Agreement.

2

“Disposition Agreement” means a definitive agreement, contract or other document entered into by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, and any Person who is not an Affiliate of Parent providing for a Disposition or Permitted Disposition, as the case may be.

“Disposition Period” means the period beginning on the Closing and ending on the tenth (10th) anniversary of the Closing.

“Disposition Proceeds” means (a) 100% of the Net Proceeds, in the case of a Permitted Disposition entered into prior to the Merger Effective Time and (b) 75% of the Net Proceeds, in the case of a Disposition entered into following the Merger Effective Time.

“DTC” means The Depository Trust Company or any successor thereto.

“Efforts Disposition Period” means the period beginning on the Closing and ending on the second (2nd) anniversary of the Closing, in each case related to a Permitted Disposition or a Disposition.

“Expiration Date” means tenth (10th) anniversary of the Merger Effective Time.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of his or her Company Options.

“Existing Partnerships” means the Company’s collaborations (i) with Pfizer Inc. (formerly Seagen Inc.) to develop, manufacture and commercialize EGFRd2 (PF-8046052) pursuant to that certain Exclusive License Agreement, by and between Pfizer Inc. and Company, dated September 23, 2022, as amended, restated, modified, replaced and novated from time to time and (ii) with Johnson & Johnson (formerly Janssen) for the discovery and development of novel bispecific antibody-based T cell engagers for the treatment of cancer, including JNJ-89853413 pursuant to that certain Research Collaboration and License Agreement, by and between Johnson & Johnson and Company, dated May 13, 2020, as amended, restated, modified, replaced and novated from time to time.

“Existing Partnership Agreement” means each of (i) the Research Collaboration and License Agreement, dated as of May 13, 2020, by and among the Company (at that time named LAVA Therapeutics B.V.), and Janssen Biotech, Inc., as amended to date, and (ii) the Exclusive License Agreement, dated as of September 23, 2022, by and between LAVA Therapeutics, Inc. and Seagen, Inc., as amended to date.

“Existing Partnership Period” means the period beginning on the Closing and ending on the tenth (10th) anniversary of the Closing.

“Existing Partnership Proceeds” means 75% of the Net Proceeds, in the case of Gross Proceeds as payable to Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, or is otherwise due to or received by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, in respect of any Existing Partnership during the Existing Partnership Period.

3

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is payable to Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, or is otherwise due to or received by, Parent or any of its Affiliates, including the Company (after the Closing) and New Topco (i) during the Existing Partnership Period in respect of an Existing Partnership or (ii) during the Disposition Period in respect of a Disposition or Permitted Disposition, in each case solely as such consideration or value relates to any CVR Products. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the due date of payment to, or receipt by, Parent or its relevant Affiliate; and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the due date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (B) be deemed as Gross Proceeds only upon the earlier of: (1) the receipt by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, of cash in respect of the sale or other liquidation by Parent or its Affiliates of such securities or other non-cash property, and the value of such cash shall be Gross Proceeds upon receipt by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco; (2) the first (1st) anniversary of receipt of such securities or other non-cash property, and (3) the day before the date on which the Disposition Period expires and the value of such consideration shall be Gross Proceeds as of such date with a value equal to the greater of (x) the fair market value of such securities or other non-cash property as of the date originally due to be received by Parent or its relevant Affiliate or (y) the fair market value of such securities or other non-cash property as of such date, and all other consideration, if any, payable or paid to or received by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, will be deemed Gross Proceeds upon the due date for receipt by Parent or its relevant Affiliate.

“Holder” means, at the relevant time, either (A) an Initial Holder of a CVR or (B) a Person in whose name such CVR is subsequently registered in the CVR Register following a Permitted CVR Transfer.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Net Proceeds” means the Gross Proceeds received by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity: (i) if Permitted Deductions exceed Gross Proceeds as it relates to any payment event, as applicable, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent payment event, as applicable; (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank or its successor entity on the due date of receipt of such Gross Proceeds or due date of payment of relevant Permitted Deductions, as applicable; and (iii) Net Proceeds shall not include any royalties or other amounts payable by Parent or any of its Affiliates (including the Company (after the Closing) and New Topco) to any third party in connection with the applicable Existing Partnership Agreement or Disposition Agreement.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

4

“Permitted CVR Transfer” means a transfer of CVRs: (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation, merger, or demerger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(a)       any applicable Taxes (including any applicable value added or sales taxes or withholding Taxes) imposed on or with respect to Gross Proceeds and payable by (or withheld from) Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, and, without duplication, any income or other Taxes payable by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, that would not have been incurred by Parent or its Affiliates, including the Company (after the Closing) and New Topco, but for the Gross Proceeds having been received or accrued by Parent or its Affiliates, including the Company (after the Closing) and New Topco (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent or its Affiliates, including the Company (after the Closing) and New Topco, in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its Affiliates as of the Closing prior to the Closing that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by Parent or its Affiliates, including the Company (after Closing) and New Topco;

(b)       (i) any Taxes imposed under Dutch tax law arising in connection with the Post-Offer Reorganization (other than Taxes withheld in connection with the Cancellation), computing after taking into account the use of any carry forward Tax losses or other Tax attributes (including Tax credits) of the Company that are available to offset such tax after taking into account any limits of the usability of such attributes, including under Sections 20 and 20a of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) and (ii) any incremental Australian income tax or related amounts (including for the avoidance of doubt interest or penalties) that arise in connection with the Australian research and development tax offset claimed by the Company;

(c)       any reasonable and documented unreimbursed out-of-pocket costs and expenses incurred by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, in connection with (i) the applicable CVR Product(s) in respect of a Disposition or Permitted Disposition or (ii) the Existing Partnerships, in each case including research and development costs, technology transfer costs, contractual expenses and any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, of the intellectual property related to the CVR Products, but excluding any such costs that are accounted for in Transaction Expenses or Estimated Costs Post-Merger Closing;

(d)       any reasonable and documented unreimbursed out-of-pocket costs and expenses incurred by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, in connection with (i) any Disposition or other business development related efforts after the Closing Date with respect to the relevant CVR Product(s) or intellectual property related to the CVR Products during or otherwise attributable to the Disposition Period or Existing Partnership Period, as applicable; and (ii) maintenance costs related to the CVRs or the CVR Products (including fees and expenses related to the Rights Agent and the Representative);

(e)       any reasonable and documented unreimbursed out-of-pocket costs incurred or accrued by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, in connection with Parent’s (i) commercially reasonable efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable CVR Product(s) or a Permitted Disposition, including any Representative’s fee, Right’s Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto and (ii) obligations under Section 4.6(a), including any such costs arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition or Permitted Disposition; and

(f)       any Liabilities existing or incurred prior to the Expiration Date that would have been required to be included in the calculation of Closing Net Cash in accordance with the Purchase Agreement to the extent not taken account in the calculation of Closing Net Cash.

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“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

Section 1.2        Rules of Construction.

(a)       As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b)       This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c)       As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d)       When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)       All references to $ are to United States dollars.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1        CVRs; Authority; Appointment of Rights Agent. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the CVR Proceeds from Parent pursuant to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, and the Representative, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby will: (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of Parent; or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent to perform the obligations forth in this Agreement. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement by the Parent or the consummation by Parent of the transactions contemplated hereby, except as would not reasonably be expected to have a material adverse effect on the ability of Parent to perform the obligations set forth in this Agreement. Parent hereby appoints [•] as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and [•] hereby accepts such appointment.

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Section 2.2        Nontransferable. Except for Permitted Transfers, the CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will be issued and distributed by Parent to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will keep a register (the “CVR Register”) for the purpose of: (i) identifying the Holders (provided that the CVR Register will initially show one position for Cede & Co. as nominee for DTC, instead of showing individual Holders who received CVRs for Shares or New Topco A Shares held by DTC in street name); and (ii) registering CVRs and Permitted CVR Transfers thereof. With respect to CVRs issued for Shares or New Topco A Shares held by DTC on behalf of Holders who held such Shares or New Topco A Shares in street name, the CVR Register will initially show one position for Cede & Co. as nominee for DTC, instead of showing the individual Holders of such CVRs. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Shares or New Topco A Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative to Parent, Parent will cause the Rights Agent to make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the Representative and is information that is typically stored by a Rights Agent in accordance with general industry practices for similar types of engagements.

(c)       Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Authority any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

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(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4         Payment Procedures: Notices.

(a)       If a Disposition Agreement is entered into during the Disposition Period, then Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto.

(b)       On or prior to each CVR Payment Date, with respect to any Existing Partnership Proceeds, Disposition Proceeds or any Additional Closing Net Cash Proceeds, Parent shall deliver to the Rights Agent (with a copy to the Representative): (i) written notice indicating that: (A) the Holders are entitled to receive one or more payments with respect to Existing Partnership Proceeds, Disposition Proceeds or Additional Closing Net Cash Proceeds, as applicable; (B) the source and trigger event for such payment of Existing Partnership Proceeds, Disposition Proceeds or Additional Closing Net Cash Proceeds, as applicable; and (C) a calculation of Gross Proceeds (including any calculation or supporting documentations applicable to any allocation determination for consideration related or not related to a CVR Product), Net Proceeds and any Permitted Deductions used to calculate such Existing Partnership Proceeds or Disposition Proceeds, with reasonable supporting detail for such Permitted Deductions, or other calculations used to calculate the Additional Closing Net Cash Proceeds, as applicable (each such notice, a “CVR Payment Notice”); (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof); and (iii) any other letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(b). With respect to cash deposited by Parent with the bank or financial institution designated by Rights Agent, Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of Rights Agent for the benefit of Parent. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments.

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(c)       The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders reflected in the CVR Register as of the close of business on the CVR Payment Date.

(d)       Any portion of the CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)       None of Parent, any of its Affiliates, including the Company (after the Closing) and New Topco, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Authority), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent or New Topco.

Section 2.5         Tax Matters.

(a)       Except to the extent any portion of the CVR Payment Amount is required to be treated as interest pursuant to applicable Law, Parent, and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes: (i) the CVRs received in respect of Shares (which for avoidance of doubt does not include the Equity Award CVRs) are treated as additional consideration paid with respect to such Shares in connection with the Offer; (ii) any CVR Payment Amount received in respect of such CVRs is treated as an amount realized on the disposition or partial disposition of the applicable CVRs; and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR is treated as wages in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR) (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”).

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(b)       In addition to any Permitted Deductions, Parent and its Affiliates (including the Company, after the Closing) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including the Company (after the Closing) and New Topco. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide properly completed and duly executed Internal Revenue Service Forms W-9 or appropriate W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce withholding. Parent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c)       Parent and the Representative intend that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, Parent and the Representative intend that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of Parent, the Company (after the Closing) or the manager of Parent, or any of their respective representatives make any representation or warranty and will have no liability to a Holder or transferee or any other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar provisions of applicable state or local law) that are subject to certain additional federal, state or other taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement. Rights Agent makes no representations or warranties with respect to tax treatment of the CVRs. None of the Rights Agent, its Affiliates or the services provided by the Rights Agent hereunder are intended to provide legal, tax or financial advice.

Section 2.6         No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)       The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, the Company or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

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(c)       Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement. All actions taken by the Representative under this Agreement or the Representative Engagement Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived.

(d)       Parent, its manager and its officers and Affiliates will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e)       It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The Parties acknowledge that it is possible that no Existing Partnership Proceeds, Disposition Proceeds or Additional Closing Net Cash Proceeds will accrue during the Existing Partnership Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.

Section 2.7        Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates, including the Company (after the Closing) and New Topco, shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III
THE RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities. The provisions of this Article III shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction). IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN IF FORESEEABLE AND EVEN IF RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Section 3.2        Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, Parent and the Representative (on behalf of the Holders) each agree that the Rights Agent shall have the following rights:

(a)       the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties;

(b)       the Rights Agent may rely on and shall be held harmless by Parent in acting upon written (including electronically transmitted) or oral instructions from Parent, the Representative or any CVR Holder with respect to any matter relating to its acting as Rights Agent;

(c)       whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may: (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent; and (ii) the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part (in each case, as determined by a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d)       the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case, as determined by a court of competent jurisdiction), provide full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)         the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(g)         the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h)         the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i)          the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

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(j)          the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k)         the Rights Agent shall not assume any obligations or relationship of agency or trust with the Representative or any Holder;

(l)          Parent agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and hold such Persons harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(h) shall not apply with respect to income, receipt, franchise or similar Taxes;

(m)        Parent agrees: (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar) and governmental charges, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.4(d) or Section 3.2, if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit; and

(n)         no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3          Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Representative shall have the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent (with a copy to the Parent), which notice will be sent at least sixty (60) days prior to the date so specified.

(b)         If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

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(c)          Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4          Transition Support. Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.5          Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1          List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders of such securities within thirty (30) days of the Merger Effective Time.

Section 4.2          Payment of CVR Payment Amounts. Parent shall, on or prior to any CVR Payment Date, deposit with the bank or financial institution designated by the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3          Discretion and Decision-Making Authority. Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth in Section 4.6, (a) Parent and its Affiliates, including the Company (after the Closing) and New Topco, shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates, including the Company (after the Closing) and New Topco, may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates, including the Company (after the Closing) and New Topco, and its and their stockholders, rather than the interest of the Holders; and (b) following the Efforts Disposition Period, the Company shall be permitted to take (or omit) any action in respect of the CVR Products.

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Section 4.4          Audit Right. Upon the prior written request by the Representative, Parent shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. Parent agrees to maintain, for at least six (6) months after the last possible payment of CVR Proceeds, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions or any other calculations with respect to the Additional Closing Net Cash Proceeds, as applicable. Subject to reasonable advance written notice from the Representative and prior execution and delivery by an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), for one (1) year after the last possible payment of CVR Proceeds, to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount, the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions or any calculations with respect to the Additional Closing Net Cash Proceeds, as applicable.

Section 4.5          Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3.

Section 4.6          Additional Covenants.

(a)         During the Existing Partnership Period, Parent shall, and shall cause its Affiliates (including the Company (after the Closing) and New Topco), and licensees and rights transferees to, use commercially reasonable efforts to (i) maintain and enforce the Existing Partnership Agreements and (ii) comply in all material respects with their respective covenants and obligations under each Existing Partnership Agreement.

(b)         During the Efforts Disposition Period, Parent shall, and shall cause its Affiliates (including the Company (after the Closing) and New Topco), licensees and rights transferees to, use commercially reasonable efforts to (i) enter into one or more Disposition Agreements as promptly as practicable following the Merger Effective Time, (ii) maintain and enforce any Disposition Agreements entered into prior to or following the Merger Effective Date and (iii) retain an employee or consultant of Parent or the Company for the purpose of maintaining and preserving the CVR Products.

(c)         During the Efforts Disposition Period, Parent shall, and shall cause its Affiliates (including the Company (after the Closing) and New Topco), and licensees and rights transferees to, use commercially reasonable efforts to comply in all material respects with their respective covenants and obligations under each such Disposition Agreement.

(d)         During the period beginning on the Merger Effective Time and ending on December 31, 2026, Parent shall, and shall cause its Affiliates (including the Company (after the Closing) and New Topco), licensees and rights transferees to, use commercially reasonable efforts to maintain and prosecute the intellectual property relating to the CVR Products. For the avoidance of doubt, Parent and (after the Closing) the Company are not obligated to pursue new clinical, manufacturing or enabling work with respect to the CVR Products, except as otherwise required pursuant to the applicable Disposition Agreement, Existing Partnership Agreement, or agreement governing a Permitted Disposition.

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(e)         During the Existing Partnership Period and the Disposition Period, Parent shall, and (after the Closing) shall cause the Company to maintain the CVRs (including fees and expenses related to the Rights Agent and the Representative).

(f)         During the Disposition Period: (i) Parent shall, and (after the Closing) shall cause the Company to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and the Company regarding their respective activities (including its resources and efforts) with respect to entering into Disposition Agreements; and (ii) to the extent the Company licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, the Company will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Parent to comply with its obligations under this Agreement.

(g)         During the Existing Partnership Period (including any Tail Period), upon the reasonable written request from the Representative, Parent will provide: (i) the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of the Existing Partnerships; and (ii) the anticipated timing of receiving payments in respect of the Existing Partnerships, in each case up to (I) one time in a fiscal quarter of each calendar year during the Existing Partnership Period and (II) one time during the Tail Period. The Representative agrees to maintain the confidentiality of any such update or other confidential information provided by Parent to the Representative under this Agreement; provided that the Representative may disclose any such update or other information to the Representative.

(h)         During the Disposition Period (including any Tail Period), upon the reasonable written request from the Representative, Parent will provide: (i) the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of the Disposition Agreement; and (ii) the anticipated timing of receiving payments in respect of the Disposition Agreements, in each case up to (I) one time in a fiscal quarter of each calendar year during the Disposition Period and (II) one time during the Tail Period. The Representative agrees to maintain the confidentiality of any such update or other confidential information provided by Parent to the Representative under this Agreement; provided that the Representative may disclose any such update or other information to the Representative Group.

(i)         In the event that Parent desires to consummate a Change of Control or other disposition of the CVR Products prior to the Expiration Date, Parent shall cause the Person acquiring the assets, shares or voting interests in New Topco (or its successor) or the applicable CVR Products, as applicable, to assume Parent’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days after the consummation of any Change of Control or other transaction, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or other transaction complies with this Section 4.6(i) and that all conditions precedent herein relating to such transaction have been complied with.

ARTICLE V

AMENDMENTS

Section 5.1          Amendments without Consent of Holders.

(a)         Without the consent of any Holders, the Representative, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

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(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Representative, Parent and the Rights Agent will consider to be for the protection of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)         as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)          to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4; or

(vi)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that, in each case, such addition, elimination or change does not adversely affect the interests of the Holders in any material respect.

(b)         Without the consent of any Holders, the Representative, Parent and the Rights Agent, in their sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs which, and only in the event that, any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7.

(c)         Promptly after the execution by the Representative, Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2          Amendments with Consent of Holders.

(a)         Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Representative, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b)         Promptly after the execution by Parent the Representative, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.3         Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4          Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Parent, Rights Agent and the Representative.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION.

Section 6.1          Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person or by email, or by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the Representative, such notices must be delivered solely via email, as follows:

If to the Rights Agent, to it at:

[•]
Email: [•]

With a copy (which shall not constitute notice) to:

[•]
Email: [•]

If to the Representative, to it at:

[•]

Email: [•]

If to Parent:

XOMA Royalty Corporation
2200 Powell Street, Suite 310
Emeryville, CA 94608
Attention: Legal Department
Email: legalgroup@xoma.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, CA 94111
Attention: Ryan A. Murr; Branden Berns
Email: rmurr@gibsondunn.com; bberns@gibsondunn.com

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Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2         Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3         Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party: (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent (and Parent shall cause such Affiliate to immediately assign all of its rights, interests and obligations hereunder to Parent if and when such Affiliate ceases to be a controlled Affiliate of Parent); (ii) in compliance with Section 4.6(i) or (iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii) or (iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement as if it were Parent. Any Assignee may thereafter assign all of its rights, interests and obligations hereunder in the same manner, and subject to the same conditions, as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (i) or (ii) above in this Section 6.3, Parent shall agree to remain liable for the performance by each Assignee of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without the Representative’s written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4         Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Representative, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary herein, the Representative shall not commence any legal proceeding under this Agreement on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders. Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions. The Representative and all Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and Purchase and not against the Rights Agent.

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Section 6.5           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)         Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally: (A) agrees not to commence any such action or proceeding except in the Delaware Courts; (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts; (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts; and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c)         EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7          Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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Section 6.8          Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent and/or the Representative), and no payments will be required to be made, upon the earliest to occur of: (a) the delivery by the Rights Agent to each Holder of all CVR Payment Amounts required to be paid under the terms of this Agreement; (b) the delivery of a written notice of termination duly executed by Parent, New Topco and the Acting Holders; or (c) the Expiration Date; provided that if on the Expiration Date (i) Gross Proceeds are due to, but not yet received by, Parent or any of its Affiliates or (ii) CVR Payment Amounts have been determined to be payable to Holders pursuant hereto which have not yet been paid, in each of cases (i) and (ii), then this Agreement shall terminate in accordance with this Section 6.8(c) on the date that is the first anniversary of the Expiration Date (such additional period, the “Tail Period”). For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the Representative with respect to the Holders pursuant to this Agreement or otherwise.

Section 6.9          Entire Agreement. This Agreement, the Purchase Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10        Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

xoma royalty corporation

By
Name
Title

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT] solely in its capacity as Rights Agent

By
Name
Title

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[REPRESENTATIVE], solely in its capacity as Representative

By
Name
Title

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Exhibit D

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2025, is entered into by and among XOMA Royalty Corporation, a Nevada Corporation (“Buyer”), and the shareholder of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) incorporated under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Utrecht, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 65335740 (the “Company”), [●] (“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, the “Purchase Agreement”), providing for, among other things, (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any (subject to the Minimum Condition) and all of the issued and outstanding ordinary shares, par value €0.12 per share, of the Company (the “Shares”) and (b) subject to the terms of the Purchase Agreement, a Post-Offer Reorganization (as defined in the Purchase Agreement) following the Offer; and

WHEREAS, as a condition of and inducement to Buyer’s willingness to enter into the Purchase Agreement, Shareholder has agreed to enter into and perform this Agreement and tender and vote the Shareholder’s Owned Shares and Additional Owned Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1.            Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Purchase Agreement:

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates, or for which any such Person is the record owner or in relation to which any such Person is able to control the exercise of all rights, including voting rights, which are acquired after the date hereof and prior to the termination of this Agreement (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such Shares).

“Affiliate” has the meaning set forth in the Purchase Agreement.

“beneficial ownership” (and correlative terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Company Shareholders Meeting” means a general meeting (algemene vergadering) of the Company.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Equity Interests” means, as applicable (i) any and all of its shares of capital stock, membership interests, partnership units, units of participation or other equity interests or share capital in the Company, (ii) any warrants, contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of the Company, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to the Company, or (iv) any share appreciation rights, phantom share rights, compensatory equity or equity-based awards or other similar rights with respect to the Company or its business.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates, or for which any such Person is the record owner or in relation to which any such Person is able to control the exercise of all rights, including voting rights, as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares as contemplated by Section 2 of this Agreement, (b) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the vesting, exercise or settlement of any Company Equity Awards, (c) a Transfer of Covered Shares with Buyer’s prior written consent, (d) if the Shareholder is an individual, a Transfer of Covered Shares (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession, or (e) a Transfer of Covered Shares to a direct or indirect wholly owned Subsidiary of Shareholder, and, provided that, for purpose of clause (d) and clause (e), prior to the effectiveness of such Transfer, such transferee executes and delivers to Buyer a written agreement, in form and substance reasonably acceptable to Buyer, and which is countersigned by Buyer, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).

“Transfer” means, with respect to a Covered Share, the direct or indirect transfer, gift, pledge, hypothecation, encumbrance, granting of a usufruct, assignment, lending, deposit, granting any option to purchase or acquire or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including the tendering in any tender or exchange offer) of such Covered Share or the beneficial ownership thereof or any of the economic consequences of ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

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Section 2.            Tender of the Covered Shares.

(a)         Shareholder hereby irrevocably (subject to Section 10) undertakes to, and agrees that it shall, tender, or cause to be tendered, all of the Covered Shares (except for such shares for which Shareholder is record holder but does not have the right to Transfer or cause the Transfer of) into the Offer, in each case free and clear of all Liens (other than Liens of general applicability as may be provided under applicable Securities Laws) and in accordance with the Offer’s terms. Without limiting the generality of the foregoing, Shareholder shall Transfer, or cause to be Transferred, all of the Covered Shares and all other documents or instruments required to be delivered by the Company’s shareholders pursuant to the terms of the Offer, (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event prior to the earlier of (x) ten (10) Business Days after such Shares are obtained and (y) the Expiration Time. Subject to Section 10, Shareholder agrees that it will not withdraw such Covered Shares, or cause or permit such Covered Shares to be withdrawn, from the Offer at any time.

(b)         Shareholder hereby agrees that Shareholder will not, and shall cause each other holder of record not to, (x) tender any Covered Shares in connection with any Alternative Acquisition Proposal, (y) vote (or cause to be voted) any Covered Shares on any applicable record date at any Company Shareholders Meeting or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of the following clauses (i) or (ii):

(i)         for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or

(ii)        for any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement, any Post-Offer Reorganization and/or any documentation and transactions related thereto); or

(z) propose, agree or commit to take any of the foregoing actions or publicly support, approve, publicly endorse, publicly recommend or enter into any agreement in respect of any of the foregoing.

(c)         If the Offer is terminated or withdrawn by Buyer or this Agreement is terminated pursuant to Section 10, in each case prior to the Closing, Buyer shall return promptly (and in any event within no more than five (5) Business Days), and shall cause any depository acting on behalf of Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.

(d)        Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Equity Award or require Shareholder to purchase any Shares.

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Section 3.           Voting Agreement. At any Company Shareholders Meeting, including the EGM and, if applicable, any Subsequent EGM (and at every adjournment or postponement thereof), however called, and in any other circumstance in which the vote, consent, resolution, action or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (f) below, Shareholder shall, and shall cause each other holder of record of any Covered Shares (except for such shares for which Shareholder is record holder but for which Shareholder does not have the right to exercise, or cause the exercise of, the voting rights attached thereto) on any applicable record date to (including, if applicable, by delivering to the Company a duly executed proxy card): (i) appear at each such Company Shareholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) timely vote (or cause to be voted), by proxy or in person, all Covered Shares beneficially owned by Shareholder or such other Person as of the relevant record date and entitled to be voted:

(a)         for the adoption of each resolution or proposal described in or contemplated by Section 2.04(a) of the Purchase Agreement, including any documentation or transaction related to a Post Offer-Reorganization;

(b)         against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(c)         against any Alternative Acquisition Agreement (or any transactions contemplated thereby), or any merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than as contemplated by the Purchase Agreement or any Ancillary Agreement, including any Post-Offer Reorganization documentation and transactions);

(d)         against any proposal, action or agreement that would, or would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled, (iii) result in a material breach of any covenant, representation, warranty or any other obligation or agreement contained in the Purchase Agreement or (iv) prevent or materially delay, frustrate, impede, interfere with or adversely affect the implementation or consummation of the Offer, any Post-Offer Reorganization or any of the documentation or transactions included in, contemplated by, or in furtherance of any of the foregoing; and

(e)         to approve any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the written request of Buyer and related to any of the Transactions; provided, however, that with respect to such other matter (i) the Company Board has recommended that the shareholders of the Company vote to approve such matter at the EGM or such Subsequent EGM (and such recommendation has been supported in writing by Buyer) and (ii) nothing in this Agreement shall be interpreted as creating an independent obligation of the Company to submit any such matter for shareholder approval or to recommend that the shareholders of the Company vote to approve any such matter.

For the avoidance of doubt, no obligation pursuant to any of the foregoing clauses (b) through (e) shall be read to affect, reduce or eliminate the obligation of the Shareholder pursuant to the foregoing clause (a). Additionally, Shareholder shall not, and shall cause its controlled Affiliates not to, propose, commit or agree to take, or publicly affirmatively support, any action inconsistent with any of the foregoing clauses (a) through (e).

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Section 4.            No Disposition or Solicitation.

(a)         No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirect (except as permitted by this Agreement) (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, without the prior written consent of Buyer (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to Buyer a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or other Equity Interests. Any attempted Transfer of Covered Shares, other Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b)         No Solicitation. Subject to Section 10 and Section 11(a), Shareholder shall not, and shall cause its controlled Affiliates and its and their respective directors and officers not to, and instruct its and use reasonable best efforts to cause its and their respective other Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (A) solicit, initiate, encourage or knowingly facilitate (including by providing non-public information, cooperation or assistance) any inquiries or the making of any submission, announcement, proposal or offer that constitutes or could reasonably be expected to lead to, an Alternative Acquisition Proposal; (B) other than informing Persons of the provisions contained in this Section 4(b) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party regarding any Alternative Acquisition Proposal; or (C) authorize, execute or enter into any Alternative Acquisition Agreement. Shareholder shall, and shall cause its controlled Affiliates and its and their respective directors, officers, and shall instruct its and use reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal. Shareholder agrees to promptly inform its controlled Affiliates and its and their Representatives of the obligations undertaken in this Section 4(b). Nothing in this Section 4 shall prohibit Shareholder and its Representatives from informing any Person of the existence of the provisions contained in this Section 4.

Section 5.            Additional Agreements.

(a)         Certain Events. In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests, this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of its controlled Affiliates, or in relation to which Shareholder or any of its controlled Affiliates is able to control the exercise of all rights, including voting rights. Shareholder shall promptly notify Buyer of any development occurring after the date hereof that causes, or that could reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 6.

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(b)        Update of Beneficial and Record Ownership Information. Promptly following the reasonable written request of Buyer or upon the acquisition of any Covered Shares or other Equity Interests, Shareholder will send to Buyer a written notice setting forth the number of Covered Shares and other Equity Interests beneficially owned by Shareholder or by its controlled Affiliates who become holders of the Covered Shares or Equity Interests or in relation to which Shareholder or any of its controlled Affiliates is able to control the exercise of all rights, including voting rights, as applicable; it being understood that any such Shares shall be subject to the terms of this Agreement as though beneficially owned by Shareholder or its Affiliate, as applicable, on the date hereof.

(c)        Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent or counsel) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares. Shareholder agrees that it will request the Company, as promptly as practicable following the date of this Agreement, to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(d)        Waiver of Rights and Actions. Shareholder hereby (i) waives and agrees not to exercise (A) any rights to object to or challenge the consummation of the Offer, any Post-Offer Reorganization or any other Transaction, (B) any right of appraisal or right to dissent from any Post-Offer Reorganization action or any other Transaction and (C) any similar rights that Shareholder may have and (ii) agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, the Company, the Company’s directors or officers or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement, or the consummation of the Offer, any Post-Offer Reorganization or any other Transaction, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Purchase Agreement or the transactions contemplated thereby or (z) making any claim with respect to SEC disclosure (or other disclosure to the Company’s shareholders) in connection with the Purchase Agreement or the transactions contemplated thereby.

(e)        Communications. From and after the date hereof until the termination of this Agreement, the Shareholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Buyer and the Shareholder shall reasonably consult with Buyer with respect to such disclosure and shall give due consideration to all of Buyer’s reasonable additions, deletions or changes suggested thereto). Shareholder hereby (i) consents to and authorizes the publication and disclosure by Buyer of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, in any public disclosure document required by applicable Law (including in any filings with the SEC) in connection with the Offer or any Post-Offer Reorganization, to the extent disclosure of such information is required by applicable Law, and (ii) agrees to promptly notify Buyer of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure.

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(f)        Confirmation. Subject to the terms of this Agreement, Shareholder hereby irrevocably undertakes and agrees to confirm, upon Buyer’s reasonable written request, in any relevant public statements, announcements or disclosures and at the EGM and any Subsequent EGM (if any), that Shareholder will tender, or cause to be tendered, the Covered Shares into the Offer and will vote, or cause such Covered Shares to be voted, as set forth in Section 3.

Section 6.            Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Buyer as follows:

(a)         Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests, in each case, set forth on Shareholder’s signature page hereto (the “Disclosed Owned Shares”). The Disclosed Owned Shares are Owned Shares, are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or its Affiliates as of the date hereof, and neither Shareholder nor any of its Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder or its applicable controlled Affiliate has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 4 and Section 5 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Shareholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement). Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder or its applicable controlled Affiliate, or by a nominee or custodian for the benefit of Shareholder or its applicable controlled Affiliate, free and clear of any Liens (other than Liens of general applicability as may be provided under applicable Securities Laws). Further, none of Shareholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares that could reasonably be expected to prevent or materially delay or impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise materially impair such Shareholder’s ability to perform its obligations hereunder, except as provided hereunder.

(b)        Authority. Shareholder is duly organized and validly existing in good standing (or its equivalent, where applicable) under the laws of the jurisdiction in which it is incorporated or constituted. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that any of Shareholder’s Covered Shares are held by a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the Enforceability Exceptions.

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(c)        No Conflict or Default. Neither the execution and delivery of this Agreement by Shareholder nor the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any provision herein will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, (ii) require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority on the part of Shareholder, except for the filing of such reports as may be required under Section 13(d) and Section 14(d) of the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (iii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Shareholder or any of Shareholder’s properties or assets, (iv) constitute a violation by Shareholder of any applicable Law or regulation of any jurisdiction or (v) conflict with Shareholder’s articles of association or other organizational documents, and in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)        No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder or its Covered Shares at law or in equity before or by any Governmental Authority that would reasonably be expected to materially impair or delay the ability of Shareholder to timely tender or cause to be tendered the Covered Shares into the Offer as contemplated by Section 2(a) or otherwise perform timely its obligations under this Agreement.

(e)        No Fees. Shareholder has not retained or authorized to act any investment banker, broker, finder, financial advisor or other intermediary or advisor who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s, success, opinion or other similar fee or commission from Shareholder or any of Shareholder’s Affiliates in connection with this Agreement, the Purchase Agreement, the transactions contemplated by this Agreement, or the Transactions.

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(f)        Receipt; Counsel. Shareholder has received and reviewed a copy of the Purchase Agreement, has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and has had the full right and opportunity to consult with its attorney regarding, and have had the full right and opportunity to have had fully explained by such attorney, the terms of this Agreement and the Purchase Agreement. Shareholder agrees that, prior to the termination of this Agreement, Shareholder shall not knowingly take or cause to be taken (or knowingly omit or cause to be omitted) any action with the intent to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the direct or proximate effect of preventing, impairing, delaying or adversely affecting the performance by Shareholder of its obligations under this Agreement.

Section 7.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Shareholder that:

(a)        Organization and Qualification. Buyer is duly organized and validly existing in good standing (or its equivalent) under the Laws of the jurisdiction of its organization.

(b)        Authority. Buyer has all necessary entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 8.           No Legal Action. Shareholder agrees that it will not, and will cause its controlled Affiliates not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity, or seeks to enjoin the operation, of any provision of this Agreement or the Purchase Agreement (b) alleges that the execution and delivery of this Agreement by Shareholder breaches any fiduciary duty of the Company Board or any member thereof.

Section 9.           Reliance. Shareholder understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

Section 10.         Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of Buyer and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms, (d) the date of any modification, waiver or amendment of the Purchase Agreement, without Shareholder’s prior written consent, in a manner that (i) decreases the Offer Consideration or changes the form of the Offer Consideration (for the avoidance of doubt, other than additions to or increases thereof) or (ii) changes the terms of the CVR in a manner that would be adverse to the holder thereof, and (e) the date of any Adverse Recommendation Change; provided, that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (ii) Section 5(d), this Section 10, Section 11 (except for Section 11(d)) and, in the case of a termination of this Agreement pursuant to clause (b) above, Section 3(b), shall survive any termination of this Agreement. For the avoidance of doubt, with respect to any provisions of this Agreement that survive termination of this Agreement in accordance with this Section 10, any defined terms used in such provisions (including any terms defined in the Purchase Agreement, which shall have the meanings set forth therein notwithstanding any termination of the Purchase Agreement) shall continue to have the same meanings as such defined terms had prior to such termination.

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Section 11.          Miscellaneous.

(a)        No Limitation. Shareholder is entering into this Agreement solely in its capacity as, or as an Affiliate of, a shareholder of the Company and/or a beneficial owner of Shares, as applicable, and not in Shareholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) solely in his or her capacity as an officer of the Company or member of the Company Board and (ii) exercising his or her fiduciary duties as an officer or director to the Company or its stakeholders.

(b)        Entire Agreement; Third-Party Beneficiaries. The Purchase Agreement and this Agreement, taken together with any other documents delivered in connection with this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever.

(c)        Reasonable Efforts. Subject to the terms and conditions of this Agreement, Shareholder agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Promptly following Buyer’s reasonable written request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(d)        No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that, without the consent of Shareholder, (i) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries and (ii) after the Acceptance Time, Buyer may transfer or assign its rights and obligations under this Agreement to any Person; provided further, that no such transfer or assignment shall relieve Buyer of any of its obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(e)        Binding on Successors. Without limiting any other rights Buyer may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its controlled Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

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(f)          Amendments and Waivers.

(i)           This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties hereto, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

(ii)           No provision of this Agreement may be waived or extended except by a written instrument signed by the party hereto against whom the waiver or extension is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(g)         Rules of Construction. The parties agree that the terms and language of this Agreement are the result of negotiations between such parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either such party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(h)         Notice. All notices, requests and other communications to:

(i)           Buyer shall be in writing and shall be given (a) by hand, (b) by overnight courier service, (c) by certified or registered mail, return receipt requested or (d) by email to:

XOMA Royalty Corporation 2200 Powell Street, Suite 310 Emeryville, CA 94608 Attention: Legal Department; Bradley Sitko Email: legalgroup@xoma.com; brad.sitko@xoma.com with copies, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, CA 94111
Attention: Ryan A. Murr; Branden Berns
Email: murr@gibsondunn.com; bberns@gibsondunn.com

and

Loyens & Loeff N.V.
Parnassusweg 300
1081 LC Amsterdam
The Netherlands
Attention: Michel van Agt; Menno Baks
Email: michel.van.agt@loyensloeff.com; menno.baks@loyensloeff.com

(ii)           to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.

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Each such notice, request or other communication shall be effective (A) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (1) delivered personally, (2) sent by overnight courier, or (3) sent by email transmission (provided that, in the case of email transmission, (i) the purpose of the message is reasonably apparent on its face from the subject line or text of the email transmission and (ii) no automatic reply notice of delivery failure is received by the sender), and (B) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 11.

(i)           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(j)           Specific Performance and Other Remedies. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this (j) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(k)           Governing Law. This Agreement and any and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the application of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties, any Company Shareholder Meeting (including the EGM and any Subsequent EGM) or the Post-Offer Reorganization shall be governed by and construed in accordance with the applicable Laws of the Netherlands.

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(l)           Jurisdiction; Forum. Each Party (a) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such.

(m)        Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, to the extent permitted by applicable Law, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action (whether based on Contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other documents and agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the actions of the Parties in the negotiation, administration, performance and enforcement hereof or thereof, including in respect of any action against any debt financing source. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of an Action, (b) such Party has considered and understands the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(m). A copy of this Section 11(m) may be submitted to any court as evidence of the content thereof.

(n)         Spousal Consent. If the Shareholder is married and any of the Covered Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, the Shareholder shall deliver to Buyer, concurrently herewith, a duly executed consent of the Shareholder’s spouse, in the form attached hereto as Exhibit A.

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(o)         Interpretation. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” or “Party” when used in this Agreement means a party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly indicated. Unless the context otherwise requires, references in this Agreement to “Sections” shall be deemed references to Sections of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. The words “violate”, “violated”, “violation” and “violating” when used in this Agreement shall be deemed and construed to have the same meaning as “breach”, “breached” or “breaching”, as the context requires, and vice versa. Except where otherwise expressly indicated, the term “or” has the inclusive meaning represented by the phrase “and/or”. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. (New York City time) to 11:59 p.m. (New York City time) on such day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to “as of the date of this Agreement”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” All references in this Agreement to the terms “Dollars” and “$” mean United States dollars and references to “€” or “Euros” refer to European Union Euros. References in this Agreement to any particular Laws shall be deemed to include all amendments, restatements and modifications thereto, and all rules and regulations promulgated thereunder, whether or not specified in the definition thereof (provided that for purposes of the representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended, restated or modified, and any rules or regulations promulgated, through such specific date).

(p)         Counterparts. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

(q)         Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement shall be borne by the party hereto incurring such fees, costs or expenses, whether or not the transactions contemplated hereby are consummated.

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(r)         No Ownership Interest. Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Buyer shall not have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Buyer, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Buyer beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

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IN WITNESS WHEREOF, each of Buyer and Shareholder has caused this Agreement to be signed by its duly authorized officer or other authorized signatory as of the date first written above.

XOMA ROYALTY CORPORATION

By:

[Signature Page to Tender and Support Agreement]

[SHAREHOLDER]

By:

ADDRESS

DISCLOSED OWNED SHARES

[Signature Page to Tender and Support Agreement]

Exhibit A

Spousal consent

In consideration of the execution of that certain Tender and Support Agreement (the “Support Agreement”), dated _________, 2025, by and among XOMA Royalty Corporation, a Nevada Corporation, and a shareholder of LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) incorporated under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Utrecht, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 65335740, [●] (“Shareholder”), I, the undersigned spouse of Shareholder, have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Covered Shares (as defined in the Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name:

(Please Print)

Dated:

[Signature Page to Tender and Support Agreement]